As submitted to the Securities and Exchange Commission on July 28, 2020

Registration No. 024-11168

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A/A

(Amendment No. 4)

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

ENERGY AND WATER DEVELOPMENT CORP.
(Exact name of issuer as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

7901 4th St. N, Suite 4174

St. Petersburg, FL 33702

305-517-7330

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

Florida Registered Agent LLC

7901 4th St N, Suite 300

St. Petersburg, FL 33702

850-807-4500

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Amy K. Maliza

di Santo Law PLLC

429 Lenox Avenue, 4th Floor

Miami Beach, FL 33139

(305) 587-2699

3585	30-0781375
(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

PRELIMINARY OFFERING CIRCULAR JULY 28, 2020, SUBJECT TO COMPLETION

ENERGY AND WATER DEVELOPMENT CORP.

MAXIMUM OFFERING AMOUNT: $20,000,000

This is our initial public offering (the “Offering”) of securities of Energy And Water Development Corp., a Florida corporation (the “Company”). We are offering a maximum of 20,000,000 (Twenty Million) shares (the “Maximum Offering”) of our common stock, par value $.001 (the “Common Stock”) at an offering price of One Dollar ($1.00) per share (the “Shares”) on a “best efforts” basis. This Offering will terminate on the earlier of (i) July 27, 2021, subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company; or (ii) the date on which the Maximum Offering is sold (in either case, the “Termination Date”). There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, development expenses, offering expenses, and other uses as more specifically set forth in this offering circular (“Offering Circular”). We expect to commence the sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the “SEC”).

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” on page 3 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public	Commissions (1)	Proceeds to the Company (2)
Per Share	$1	$0	$1
Maximum Offering	$20,000,000	$0	$20,000,000

(1) The Company does not currently intend to use commissioned sales agents or underwriters. In the event it uses commissioned sales agents or underwriters, it will file an amendment to the Offering Statement of which this Offering Circular forms a part.

(2) Does not reflect payment of expenses of this offering, which are estimated to not exceed $150,000 and which include, among other things, legal fees, reproduction expenses, and actual out-of-pocket expenses incurred by the Company

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

 THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY SHARES OF OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

INVESTMENT IN SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY SHARES IN THIS OFFERING.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE COMPANY IS FOLLOWING THE “FORM S-1” FORMAT OF DISCLOSURE UNDER REGULATION A.

The date of this Offering Circular is _________, 2020.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities.  Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “we,” “EAWD,” the “Company,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of Energy and Water Development Corp and its subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. The risk factors contained under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

INDUSTRY AND MARKET DATA

Although we are responsible for all disclosure contained in this Offering Circular, in some cases we have relied on certain market and industry data obtained from third-party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications in conjunction with our assumptions regarding the machine vision for manufacturing industry and market. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this Offering Circular.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview of the Company

Energy and Water Development Corp., (EAWD), is an engineering solutions company focused on delivering water and energy to all kinds of industries and extreme environments. The Company offers design, construction, maintenance, and specialty consulting services to private companies, government entities, and non-government organizations. EAWD builds water and energy systems out of already-existing, proven technologies, utilizing the Company’s technical know-how to customize solutions to clients’ needs.

Additional information on the Company can be found under the “Prospectus Summary” heading of our Form S-1 filed on February 6, 2019 available here and the heading “Business” on page 1 of our Form 10-K filed on April 14, 2020 available here, each of which is incorporated by this reference.

Current Clients

His Will Innovations (South Africa) Contract  – On May 8, 2019, the Company signed a sales contract for the sale of a Solar Powered Atmosphere Water Generation System (“SPAWG”) to a South African customer for a purchase price of $2,800,000. The build out of the equipment began in the fourth quarter of 2019, however because of delays due to COVID-19, the expected completion date has been pushed to late 2021. The foregoing description of the purchase contract does not purport to be complete and is qualified in its entirety by reference to the copy of such award filed as Exhibit   6.17 to this Offering Statement.

EAWC Tecnologias Verdes, S.A.P.I. de CV Purchase – In addition to providing management services and disbursement processing to EAWD as described above, EAWC-TV also functions as a distributor of EAWD products and engineering services.  EAWC-TV, having secured EAWD’s first customer, has placed a $550,000 order for a solar powered atmospheric water generator (“AWG”) for one of its customers.  The equipment is being built in Germany; however, the worldwide effects of COVID-19 on supply and distribution channels have delayed EAWD’s procurement of the necessary materials to fulfill this order and EAWD is working with the customer to adjust the delivery schedule to reflect current global conditions.

Contract Award From Arriyadh Development Authority Of Saudia Arabia – On November 1, 2017, the Company received a contract award with a value of USD$10,640,000 from the Arriyadh Development Authority of Saudia Arabia to provide 100 units of 5000LPD air liquefying machines.  In the first quarter of 2020, a meeting took place between the parties regarding the project delivery schedule; however, because of the COVID-19 pandemic, the project has temporarily been put on hold until new, reliable advice regarding COVID-19 is available.  The foregoing description of the contract award does not purport to be complete and is qualified in its entirety by reference to the copy of such award filed as Exhibit 6.12 to this Offering Statement.

Contract Award from the Iraqi Project and Contracting Office – On March 26, 2020, the Company received a contract award with a value of USD$14,650,640 from the Iraqi Project and Contracting Office to supply 20 self-sufficient energy supply atmosphere water generation systems to various Iraqi projects. EAWD management must travel to Iraq to sign several documents in order to receive payment.  COVID-19 has delayed this travel, however, management plans travel to Iraq as soon as travel is allowed, and the pandemic has been brought better under control in Iraq.  The foregoing description of the contract award does not purport to be complete and is qualified in its entirety by reference to the copy of such award filed as Exhibit 6.16 to this Offering Statement.

REGULATION A+

We are offering our Common Stock pursuant to recently adopted rules by the Securities and Exchange Commission mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer of up to $50 million in a 12-month period.

THE OFFERING

Issuer:	Energy and Water Development Corp.

Shares Offered:	A maximum of Twenty Million (20,000,000) shares of our Common Stock (the “Shares”) at an offering price of One Dollar ($1.00) per share.

Number of shares of Common Stock Outstanding before the Offering:	107,186,461 (One Hundred Seven Million, One Hundred Eighty Six Thousand, Four Hundred Sixty One) shares of Common Stock.

Number of shares of Common Stock to be Outstanding after the Offering:	127,186,461 (One Hundred Twenty Seven Million, One Hundred Eighty Six Thousand, Four Hundred Sixty One) shares of Common Stock if the Maximum Offering is sold.

Price per Share:	One Dollar ($1.00).

Maximum Offering:	Twenty Million (20,000,000) shares of our Common Stock at an offering price of One Dollar ($1.00) per share, for total gross proceeds of Twenty Million Dollars ($20,000,000) (the “Maximum Offering”).

Use of Proceeds:	We will use the net proceeds for working capital, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition, or results of operations could suffer. In that case, the trading price of our shares of Common Stock could decline and you may lose all or part of your investment. See “Cautionary Statement Regarding Forward-Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to Our Business

OUR ABILITY TO CONTINUE AS A GOING CONCERN IS IN SUBSTANTIAL DOUBT ABSENT OBTAINING ADEQUATE NEW DEBT OR EQUITY FINANCINGS.

Our continued existence is dependent upon us obtaining adequate working capital to fund all of our planned operations. Working capital limitations continue to impinge on our day-to-day operations, thus contributing to continued operating losses. Thus, if we are unable to raise funds to fund the assembling and commercialization of our technological solutions, we may not be able to continue as a going concern and you will lose your investment. We have incurred accumulated operating losses since inception and have working capital deficits at the end of 2019 and 2018. If the Company is able to raise the necessary funds to execute its business plan or if the Company earns any revenues from its business operations, some of these funds will have to be used to pay off the outstanding judgments against the Company which are discussed under the heading “Legal Proceedings” herein.

Our independent accounting firm has included in its report the qualification that these conditions raise a substantial doubt about the Company’s ability to continue as a going concern. The report also states that the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, AND WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS OR CEASE OPERATIONS ALTOGETHER.

We need additional capital to fund our operations and we may not be able to obtain such capital, which would cause us to limit or cease our operations entirely. The conditions of the global credit markets may adversely affect our ability to raise capital in the future. If adequate additional financing is not available on reasonable terms or at all, we may not be able to execute our business plans and may have to modify them accordingly or even suspend them.

Even if we do find a source of additional capital, we may not be able to negotiate favorable terms and conditions for receiving the additional capital. Any future capital investments will dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our Common Stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

LOSS OF KEY PERSONNEL CRITICAL FOR MANAGEMENT DECISIONS WOULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS

Our success depends upon the continued contributions of our executive officers and/or key employees, particularly with respect to providing the critical management decisions and contacts necessary to manage product development, marketing, and growth within our industry. Competition for qualified personnel can be intense and there are a limited number of people with the requisite knowledge and experience. Under these conditions, we could be unable to attract and retain these personnel. The loss of the services of any of our executive officers or other key employees for any reason could have a material adverse effect on our business, operating results, financial condition, and cash flows.

WE EXPECT SIGNIFICANT COMPETITION FOR OUR PRODUCTS AND SERVICES.

Some of our competitors and potential competitors are well established and have substantially greater financial, research and development, technical, manufacturing and marketing resources than we have today. If these larger competitors decide to focus on the development of Self-Sufficient Energy Supply Water Generation or Waste to Energy Generation, they could have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of these products more quickly and effectively than we can.  As of today, there can also be no assurance that current and future competitors will not develop new or enhanced technical services technologies or more cost-effective systems.

INTERNATIONAL REGULATION MAY ADVERSELY AFFECT OUR PLANNED PRODUCT SALES.

As a part of our marketing strategy, we plan to market and sell our technical services and technological solutions internationally. In addition to regulation by the U.S. government, our technological solutions will be subject to environmental and safety regulations in each country in which we market and sell. While we have already received regulatory approval in some countries, including Mexico and India, we anticipate that regulations will vary from country to country and will vary from those of the United States. The difference in regulations and the laws of foreign countries may be significant and, in order to comply with the laws of these foreign countries, our suppliers may have to implement manufacturing changes or alter product design, or we may need to modify our marketing efforts. Any changes in our business practices or products will require response to the laws of foreign countries and may result in additional expense to the Company and either reduce or delay product sales.

IN THE CONDUCT OF OUR BUSINESS, WE WILL RELY UPON THE USE OF PATENTS AND INTELLECTUAL PROPERTY OWNED BY OTHER ENTITIES, WHICH ARE NON-EXCLUSIVE.

Our business utilizes various technologies that are the subject of patents owned by other entities or for which we do not have exclusive ownership or rights to use. The use of such patented technologies is dependent upon the cooperation of those entities and our agreements with them. There can be no assurances that any of our agreements will be extended beyond their current term or that such cooperation with the entities that control the patents will continue in the future. Our success depends on our ability to continue to use the patented technologies identified in our recommended technical solutions/water or energy plant designs and the ability of the patent owners to maintain patent protection for their products in the United States and in other countries and to enforce such patents. There can be no assurance that any of the patents relating to the technologies that we use will be deemed valid and enforceable against third-party infringement or that our products will not infringe any third-party patent or intellectual property. Moreover, any patent claims relating to our technologies may not be sufficiently broad to protect our solutions. In addition, issued patent claims may be challenged, potentially invalidated or potentially circumvented. Our rights to use the intellectual property of others may not afford us protection against competitors with similar technologies or permit the commercialization of the products and/or solutions incorporating these technologies without infringing third-party patents or other intellectual property rights.

RESEARCH AND DEVELOPMENT ACTIVITIES MAY BE COMPROMISED

We have development work which we believe has the potential for patent protection. We will evaluate our business benefits in pursuing patents in the future. We plan to protect all of our development work with confidentiality agreements with our engineers, employees and any outside contractors. However, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property or technology or otherwise develop a product with the same functionality. Policing unauthorized use of our intellectual property rights is difficult, and nearly impossible on a worldwide basis. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriation of our technology or intellectual property, particularly in foreign countries where we plan to do business, where the laws may not protect proprietary rights as fully as do the laws of the United States or where the enforcement of such laws is not common or effective.

UNPREDICTABLE EVENTS, SUCH AS THE COVID-19 OUTBREAK, AND ASSOCIATED BUSINESS DISRUPTIONS COULD SERIOUSLY HARM OUR FUTURE REVENUES AND FINANCIAL CONDITION, DELAY OUR OPERATIONS, INCREASE OUR COSTS AND EXPENSES, AND AFFECT OUR ABILITY TO RAISE CAPITAL.

Unpredictable events, such as extreme weather conditions, acts of God and medical epidemics such as the COVID-19 outbreak, and other natural or manmade disasters or business interruptions may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control.  In December 2019, a novel strain of coronavirus, COVID-19, was reported in Wuhan, China. The World Health Organization has since declared the outbreak to constitute a pandemic. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers and our sales cycles, impact on our customer, employee or industry events, and effect on our vendors, all of which are uncertain and cannot be predicted.

At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain.  Additionally, COVID-19 has caused significant disruptions to the global financial markets, which could impact our ability to raise additional capital.  There is also a risk that other countries or regions may be less effective at containing COVID-19, or it may be more difficult to contain if the outbreak reaches a larger population or broader geography, in which case the risks described herein could be elevated significantly.

Risks Related to Our Common Stock

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SHARES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our Shares are thinly traded on the OTC Pink Tier maintained by OTC Markets Group (“OTCPINK®”), the offering price of $1.00 per share for the Shares of Common Stock was arbitrarily selected. The offering price bears no relationship to the book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the Shares.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES FOR MORE THAN WHAT YOU PAID OR AT ALL.

Our stock price may be subject to significant volatility, and you may not be able to sell shares of Common Stock at or above the price you paid for them or at all. The trading price of our Common Stock may be subject to fluctuations in in response to various factors.

WE WILL BE SUBJECT TO THE “PENNY STOCK” RULES WHICH WILL ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK.

The Securities and Exchange Commission (the “SEC"), has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. We expect the market price of our Common Stock will be less than $5.00 per share and therefore we will be considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our Common Stock and therefore reduce the liquidity of the public market for our shares should one develop.

OUR SECURITIES ARE TRADED ON THE OTCPINK®, WHICH MAY NOT PROVIDE AS MUCH LIQUIDITY FOR OUR INVESTORS AS MORE RECOGNIZED SENIOR EXCHANGES SUCH AS THE NASDAQ STOCK MARKET OR OTHER NATIONAL OR REGIONAL EXCHANGES.

Our Common Stock is currently quoted on OTCPink® under the symbol “EAWD”. The OTC Markets are inter-dealer, over-the-counter markets that provide significantly less liquidity than the NASDAQ Stock Market or other national or regional exchanges. Securities traded on the OTC Markets are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets. Quotes for stocks included on the OTC Markets are not listed in newspapers. Therefore, prices for securities traded solely on the OTC Markets may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

WE MAY NOT SATISFY NASDAQ’S INITIAL QUOTATION STANDARDS AND, EVEN IF WE DO, WE MAY BE REMOVED FROM QUOTATION IN THE FUTURE.

We hope to eventually apply to quote our Common Stock on NASDAQ. Our Common Stock will not commence trading on NASDAQ until a number of conditions are met, including that we have raised the minimum amount of offering proceeds necessary for us to meet the initial quotation requirements of NASDAQ. There is no guarantee that we will be able to meet all such requirements.

In the event we are able to quote our Common Stock on NASDAQ, we will be required to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the quotation of our Common Stock. If we fail to meet these continued listing requirements, our Common Stock may be subject to removal from quotation. If our Common Stock were to no longer be quoted on NASDAQ and we could not list or quote our Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

FINANCIAL INDUSTRY REGULATORY AUTHORITY (“FINRA”) SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR COMMON STOCK, WHICH COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

BECAUSE DIRECTORS AND OFFICERS CURRENTLY AND FOR THE FORESEEABLE FUTURE WILL CONTINUE TO CONTROL EAWD, IT IS NOT LIKELY THAT YOU WILL BE ABLE TO ELECT DIRECTORS OR HAVE ANY SAY IN THE POLICIES OF EAWD.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors and officers of EAWD beneficially own approximately 49% of our outstanding Common Stock. Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management. Mr. Hofmeier, our President, Chief Executive Officer and Chairman of the Board, and Irma Velazquez, our Chief Operating Officer and Vice-Chairman, who are married to each other, together own 50.68% of the outstanding Common Stock.

In addition, sales of significant amounts of shares held by our officers and directors, or the prospect of these sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

SINCE WE INTEND TO RETAIN ANY EARNINGS FOR DEVELOPMENT OF OUR BUSINESS FOR THE FORESEEABLE FUTURE, YOU WILL LIKELY NOT RECEIVE ANY DIVIDENDS FOR THE FORESEEABLE FUTURE.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

A SIGNIFICANT NUMBER OF OUR SHARES WILL BE ELIGIBLE FOR SALE AND THEIR SALE OR POTENTIAL SALE MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

Sales of a significant number of shares of our Common Stock in the public market could harm the market price of our Common Stock. This Offering Circular relates to the sale of up to 20,000,000 shares of our Common Stock, which represents approximately 20.9% of our current issued and outstanding shares of our Common Stock. As additional shares of our Common Stock become available for resale in the public market pursuant to this offering, and otherwise, the supply of our Common Stock will increase, which could decrease its price.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in the Company.

AN INVESTMENT IN THE COMPANY’S COMMON STOCK IS EXTREMELY SPECULATIVE AND THERE CAN BE NO ASSURANCE OF ANY RETURN ON ANY SUCH INVESTMENT.

Our Common Stock is currently quoted on the OTC Pink Tier maintained by OTC Markets Group, Inc. under the symbol “EAWD”; however, an investment in the Company’s Common Stock is extremely speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment. The market price of our Common Stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market and other factors, many of which we have little or no control over. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Common Stock, regardless of our actual or projected performance.

AS AN “EMERGING GROWTH COMPANY” UNDER THE JOBS ACT, WE ARE PERMITTED TO RELY ON EXEMPTIONS FROM CERTAIN DISCLOSURE REQUIREMENTS.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

·

Have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

·

Comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);

·

Submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

·

Disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Until such time, however, we cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and the price of our securities may be more volatile.

USE OF PROCEEDS

If the Offering is fully subscribed for 20,000,000 shares of Common Stock, we expect that the net proceeds from the sale of shares of Common Stock will be approximately Nineteen Million Eight Hundred Fifty Thousand Dollars ($19,850,000), based on the subscription price of $1.00 per share and after all estimated expenses of this Offering. We estimate that the aggregate expenses of this Offering will be approximately $150,000.

We intend to use the net proceeds from this Offering (i) in connection with the manufacture, assembly, and commercialization of Self Sufficient Energy Supplied Atmosphere Water Generators (AWGs), Water Purification products and Waste to Energy technological solutions; (ii) for general corporate purposes, including, without limitation, for working capital purposes, hiring of technical and administrative personnel, enhancing marketing & acquiring IT equipment, making payments of accounts payable and pre-payments within our supply chain; (iii) to finance capital expenditures, including without limitation the expansion of premises, acquisition of equipment and transportation, (iv) the payment of indebtedness, and (v) to otherwise improve our financial position to pursue an up-listing to NASDAQ.

Percentage of Offering Sold

	25%	50%	75%	100%
Estimated Offering Expense (1)	$150,000	$150,000	$150,000	$150,000
Manufacture, assembly, and commercialization of Self Sufficient Energy Supplied Atmosphere Water Generators (AWGs)	$1,500,000	$2,000,000	$5,000,000	$5,000,000
Working Capital	$922,000	$1,422,000	$1,722,000	$1,722,000
Acquisition of IT equipment	$250,000	$300,000	$800,000	$800,000
Payments of accounts payable and pre-payments within our supply chain	$600,000	$800,000	$1,200,000	$1,200,000
Enhancing Marketing	$150,000	$200,000	$500,000	$500,000
Hiring of technical and administrative personnel	$500,000	$1,000,000	$1,000,000	$1,000,000
Financing of capital expenditures (including without limitation the expansion of premises, acquisition of equipment, and transportation)	$150,000	$800,000	$1,200,000	$1,200,000
Reduction of Debt (2)	$228,000	$228,000	$228,000	$228,000
Capital to pursue an up-listing to NASDAQ	$550,000	$3,100.000	$7,000,000	$8,200.000

Total Net Proceeds (1)	$5,000,000	$10,000,000	$15,000,000	$20,000,000

———————

(1)

In the event that our estimated offering expenses are less than the amounts indicated above, any such excess funds shall be applied toward our working capital and other corporate purposes.

(2)

Represents net proceeds we intend to prepay a portion of the outstanding principal amount due to PowerUp Lending pursuant to a $228,000.00 plus 8% annual interest, in convertible promissory notes, the first of which is due on January 23, 2021. This proceeds from such note have been used for payments of accounts payable within our supply chain and as working capital.

The expected use of net proceeds from this Offering represents our intentions based on our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this Offering or the order of priority in which we may use such proceeds. Circumstances that may cause us to alter our anticipated uses and allocations of proceeds from this Offering include (i) the size of the Offering and, (ii) our cash flow from operations during fiscal year 2020. Accordingly, we will retain broad discretion over the use of these proceeds and the Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

DETERMINATION OF OFFERING PRICE

The shares being offered by the Company will be sold at a fixed price of $1.00 for the duration of this Offering. The offering price of the shares of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. It has been arbitrarily determined by the Company.

DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net book value (deficit) as of March 31, 2020 was ($2,122,658) or ($0.02) per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets, less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $150,000 for each investment level):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$1.00	$1.00	$1.00	$1.00
Net tangible book value per share as of March 31, 2020 (1)	(0.0221)	(0.0221)	(0.0221)	(0.0221)
Increase (Decrease) in net tangible book value per share attributable to new investors in this offering	$0.1758	0.1378	..0962	..0505
Net tangible book value per share, after this offering	0.1538	..1158	..0741	..0284
Dilution per share to new investors	0.846	..884	..926	..972

———————

(1)	Based on net book value (deficit) as of March 31, 2020 of ($2,122,658) and 96,244,984 outstanding shares of Common Stock as of March 31, 2020.

MANAGEMENT'S DISCUSSION & ANALYSIS OF

FINANCIAL CONDITION & RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Report.

Results of Operations for the Three Months ended March 31, 2020 Compared to the Three Months ended March 31. 2019

Revenue

For the three months ended March 31, 2020, although we signed a contract for the sale of a SPAWG to our South African customer, the build out which began in the fourth quarter of 2019, will take 6-8 months to complete before revenue will occur. This transaction represents the initial revenue opportunity for EAWD.

General and Administrative Expense

General and administrative expense increased by $21,516 to $230,540 for the three months ended March 31, 2020 from $209,024 for the three months ended March 31, 2019.

The increase in general and administrative expenses was primarily due to decreases in the following categories:

·

  $20,299 increase for professional fees, as a result of :

·

a $17,041 increase in general corporate legal matters due Series A preferred and other corporate restructuring,

·

a $6,677 decrease in accounting, reporting and tax services, which were partially offset by,

·

a $6,410 increase in services related to the Norwood litigation,

·

a $6,000 increase in legal fees for financing matters to secure additional financing, and

·

a $2,475 decrease for SEC matters.

·	$4,084 increase in other general and administrative expense which is considered nominal.

The foregoing increases were partially offset by a decrease of:

·	$ $2,867 decrease in travel and entertainment which is considered nominal.

Other Income (Expense)

Other income increased $224,137 from $4,896 expense (2019) to $219,241 income (2020) primarily as a result of the following:

·	a $98,811 expense for interest and amortization of debt discount,
·	a $322,948 income for change in fair value of derivative liability.

Net Loss

Net Loss decreased by $202,621 to $11,299 for the three months ended March 31, 2020 from $213,920 for the three months ended March 31, 2019. This increase was attributable to the net increases and decreases as discussed above.

Liquidity and Capital Resources

We had $0 cash and a working capital deficit of $2,122,658 at March 31, 2020. Our operating and capital requirements in connection with supporting our operations will continue to be significant. Since inception, our losses from operations and working capital requirements have been satisfied through the deferral of payment for services performed by our founders and related parties discussed more fully below.

We have sustained operating losses since our operations began. At March 31, 2020, we had an accumulated deficit of $11,956,218. The Company cannot predict how long it will continue to incur further losses or whether it will ever become profitable as this is dependent upon the reduction of certain expenses and success in obtaining more project contracts, among other things. These conditions raise substantial doubt about the entity’s ability to continue as a going concern.

We have satisfied our cash and working capital requirements in the three months ended March 31, 2020, through the issuance of convertible loans. During the three months ended March 31, 2020, the Company entered into $97,000 in simple convertible loans which contained a purchase option for an additional 970,000 shares. The holders of the convertible loan instruments have the option to convert these loans into common stock at a conversion price of $0.10 per share up to six months from the note issuance. The Company also issued $120,000 of convertible loans with a variable conversion feature.  Refer to Note 7 of the financial statements for more information.

Comparison of Cash Flows for the Three Months Ended March 31, 2020 (2020) and March 31, 2019 (2019)

Cash Flows from Operating Activities

We used $217,000 of cash in our operating activities in 2020 compared to $130,000 used in 2019. The increase in cash used of $87,000 was primarily due to:

·

$54,708 decrease in cash provided from changes in working capital components to $29,212 (2020) compared to $83,920 (2019). The decrease was primarily derived from $93,565 increase in cash used to increase prepaid expenses for vendor advances; $75,087 decrease in cash used for paid management fees; partially offset by $70,000 increase in cash provided by due to officers and a $43,944 increase in cash provided by other items.

·

$ 32,292 increase in cash used from net loss and noncash adjustments to $246,212 (2020) compared to $213,920 (2019). This increase in cash used was primarily associated with an increase in net loss that was reduced by adjustments for noncash charges for amortization of debt discount and changes in fair value for derivative liabilities.

Cash Flows from Investing Activities

We received $0 cash provided by our investing activities in 2020 or 2019.

Cash Flows from Financing Activities

We received $217,000 (2020) and $130,000 (2019) in cash provided from financing activities. The net increase of $87,000 is due primarily to a $119,000 increase in financing through issuance of convertible loans which is partially offset by a $32,000 decrease in proceeds from the sale of common stock.

Financial Position

Total Current Assets – At March 31, 2020 the Company had $126,265 representing $102,000 in deposits for the manufacture of equipment comprising our first sale and $24,000 advance payments for services primarily legal retainers for new corporate/SEC counsel.

Comparison of the fiscal years ended December 31, 2019 and December 31, 2018

Revenue

For the fiscal years 2019 and 2018, we generated no revenue.

General and Administrative Expense

General and administrative expense increased by $115,714 or 13.3% to $988,903 for the year ended December 31, 2019 from $873,189 for the year ended December 31, 2018. The following discussion provides further explanation of the change in each item.

There was $114,479 in increased professional fees, which includes financial consulting, accounting services and legal fees.  The bulk of the increase came from a $134,400 increase in financial consulting directed towards securing funding, which was partially offset by a $19,921 decrease in accounting services and a near breakeven in legal fees compared to the prior period.  In addition to the increase in professional fees, we incurred increases and decreases in the following items:

·	$5,658 increase for travel and entertainment a result of focusing resources on financing and offering activities rather than product commercialization;
·	$743 increase for advertising and marketing also a result of focusing resources on financing and offering activities; and
·	$5,167 decrease for other general and administrative expenses.

Other Income

Other Income decreased by $11,456 to $60,288 for the year ended December 31, 2019 from $71,744 for the year ended December 31, 2018 primarily due to the following:

·	$255,505 increase in other income related to changes in fair value resulting from a derivative liability associated with a loan issued during 2019 which partially offset;
·	$266,961 increase in interest expense also related to issuance of debt instruments which incurred interest and resulted in amortization of debt discount in 2019;

Net Loss

Net Loss increased by $127,170 to $928,615 for the year ended December 31, 2019 from $801,445 for the year ended December 31, 2018. This increase was attributable to the increase in general and administrative expenses partially offset by other income, as discussed above.

Liquidity and Capital Resources

To date, the Company predicts that current capital at the date of this amended filling would be able to fund our operations for the next 12 months, giving us the opportunity to fulfil the current sales of water generation systems that would bring sufficient revenue to continue funding operations; while the potential raise of approximate 25% to 50% of this offering would secure the production of water systems to be sold as well as the funding of operations for the next five to ten years. Being able to raise the 75% to 100% of the maximum offering would secure long term operations and expansion of the corporation satisfying the indicated purposes of the use of proceeds indicated in page 9, including the possibility to pursue an up listing to NASDAQ.

Since inception, our losses from operations and working capital requirements have been satisfied through the deferral of payment for services performed by our founders and related parties discussed more fully below.

At December 31, 2019, we had an accumulated deficit of $11,944,919 The Company predicted that the how long it will continue to incur further losses or whether it will ever become profitable as this was dependent upon the reduction of certain expenses and success in obtaining project contracts, among other things. These conditions raised substantial doubt about the entity’s ability to continue as a going concern.

We also satisfied our cash and working capital requirements in 2019 and 2018, primarily through Company expenses paid by our Commercial Distributor EAWC-TV and the issuance of convertible debentures. During 2019, the expenses paid on behalf of the Company totaled $155,537 by our Commercial Distributor EAWC-TV. During the years ended December 2019 and 2018, the Company issued $330,000 and $20,000 respectively, in convertible debentures. The holders of the instrument have the option to convert these convertible debentures into Common Stock at conversion prices ranging from $0.05 to $0.20. During 2019, holders of two convertible debentures exercised their conversion options on convertible debentures amounting to $546,824 in exchange for 4,877,350 shares of Common Stock.

The above $330,000 of debentures were issued in various forms.  $98,000 of the debentures were originally issued in the form of a beneficial conversion feature (“BCF”) but were subsequently tainted by the issuance of $110,000 in debentures with conversion features that made the number of shares to issue in conversion indeterminate.  An additional $122,000 of simple convertible notes with option to purchase additional shares were issued, which contain fixed conversion terms. The transaction price for these loans payable reflects the fair value of the instruments.

Comparison of Cash Flows for the Years Ended December 31, 2019 and December 31, 2018

Cash Flows from Operating Activities

We used $373,200 of cash in our operating activities in 2019 compared to $20,000 used in 2018.  The increase in cash used of $353,200 is due primarily to a $313,755 reduction in working capital provided by working capital components of $548,838 for 2019 compared to $862,593 in 2018.  Cash used by the net loss and net cash adjustments added an additional 39,445 cash used of $922,038 in 2019 compared to $882,593 in 2018.

Cash Flows from Investing Activities

We used or provided no funds from our investing activities in 2019 and 2018.

Cash Flows from Financing Activities

We received $373,000 and $20,000 in cash from financing activities in 2019 and 2018, respectively.  The increase of $353,200 is due to additional financing in 2019 through $330,000 convertible debentures plus $43,200 in stock sales to investors in the current period compared to the same period one year ago.

Financial Position

Total Assets – The Company had assets of $30,375 consisting primarily of deposits to suppliers for future delivery of goods and services in 2019 compared to 2018.

Material Commitments

Employment Agreements

The Company entered into employment agreements with Mr. Hofmeier, its President, Chief Executive Officer and Chairman of the Board, and Ms. Velazquez, its Chief Operating Officer and Vice-Chairman (together, the “Employment Agreements”), effective January 1, 2012. Under the Employment Agreements, the Company agreed to pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Company’s Board of Directors. Each Employment Agreement has an initial term of ten (10) years and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

Off Balance Sheet Arrangements

None.

Related Party Transactions

On January 9, 2020, the Company entered into a Settlement Agreement with each of Mr. Hofmeier and Ms. Velazquez whereby (i) Mr. Hofmeier agreed to receive an aggregate 1,022,095 shares of Common Stock and 2,002,488 shares of Series A Preferred Stock in full and complete satisfaction of an aggregate $1,175,000.00 in unpaid compensation owed to him pursuant to his January 1, 2012 employment agreement with the Company and (ii) Ms. Velazquez agreed to receive an aggregate 1,022,095 shares of Common Stock and 1,778,488 shares of Series A Preferred Stock in full and complete satisfaction of an aggregate $1,063,000.00 in unpaid compensation owed to her pursuant to her January 1, 2012 employment agreement with the Company.

Due to officers

Amounts due to officers as of March 31, 2020 and December 31, 2019 are comprised of the following:

	2020	2019
	(Unaudited)
Ralph Hofmeier:
Unsecured advances due to officer	$17,778	$17,778
Accrued salaries	37,500	1,175,000
Total due to Ralph Hofmeier	55,278	1,192,778
Irma Velazquez:
Unsecured advances due to officer	15,992	20,992
Accrued salaries	37,500	1,063,000
Total due to Irma Velazquez	53,492	1,083,992
	$108,770	$2,276,770

Unsecured advances due to officers represent unreimbursed Corporation expenses paid by the officers on behalf of the Corporation. These advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts earned for services rendered in accordance with the employment agreements for the Corporation’s Chief Executive Officer and Chief Operating Officer but were unpaid as of December 31, 2019. On January 9, 2020, settlement and release agreements were signed by Ralph Hofmeier and Irma Velazquez regarding the accrued compensation due to each of them. Ralph Hofmeier received 1,022,095 common shares and 2,002,488 Series A preferred shares in satisfaction of $1,175,000 of accrued salaries. Irma Velazquez received 1,022,095 common shares and 1,778,488 Series A preferred shares in satisfaction of $1,063,000 of accrued salaries.

Due to Commercial Distributor & Services Supplier

Due to affiliate is comprised of the following as of March 31, 2020 and December 31, 2019:

	2020	2019
EAWC Tecnologias Verdes SAPI de CV	—	4,959
	$—	$4,959

During the year ended December 31, 2019, EAWC-TV provided $200,000 of paid services and $100,000 of accrued services plus $13,389 net in interest and remitted $155,537 to vendors in satisfaction of EAWD obligations. EAWD also remitted $358,540 to EAWC-TV. The balance due to EAWC-TV by EAWD at December 31, 2019 was $4,959 in paid charges and $100,000 in unpaid services.

During the three months ended March 31, 2020, EAWC-TV provided $0 of paid services and $75,000 of accrued services plus $117 net in interest and remitted $25,638 to vendors in satisfaction of EAWD obligations. The escrow agent remitted $127,431 to EAWC-TV. The balance due to EAWD by EAWC-TV at March 31, 2020 was $30,452 in paid charges and $125,000 in unpaid services.

Also during the three months ended March 31, 2020, the Company engaged an escrow agent to receive funds and make disbursements of company funds held in escrow. During the quarter the escrow agent accepted $201,000 from lenders who acquired convertible notes and paid $73,569 of company expenses on behalf of EAWD, forwarding the remaining funds of $127,431 to EAWC-TV to manage for EAWD.

Customer deposit

In addition to providing management services and disbursement processing to EAWD as described above, EAWC-TV also functions as a distributor of EAWD products and engineering services. EAWC-TV, having secured EAWD’s first customer, has placed a $550,000 order for a solar powered atmospheric water generator (“AWG”) for one of its customers.  EAWC-TV and the Company agreed to accept a $303,742 reduction in the balance owed by EAWD to EAWC-TV as a deposit with EAWD related to this order. The deposit will be satisfied through delivery of the equipment when performance has occurred. The equipment is being built in Germany.

Investor deposit

On December 16, 2019, the Company received $10,000 from a potential investor to purchase 50,000 shares of the Company’s common stock. The Company has not received the required signed and completed subscription stock purchase agreements and accordingly has not issued the shares. This deposit is recorded in the balance sheet as a transaction deposit until instructions are formalized and signed purchase documents are received.

Going Concern Qualification

The Company has received a deposit on its first order, which it has not yet delivered, consequently it has recognized no revenue. The Company has incurred operating losses since it began operations (December 2012) totaling $11,956,218 at March 31, 2020. During the three months ended March 31, 2020, the Corporation incurred net losses of $11,299. The Company also incurred a working capital deficit of $2,122,658 at March 31, 2020.

These factors raise substantial doubt regarding the Corporation’s ability to continue as a going concern. The ability of the Corporation to continue as a going concern depends upon its ability to obtain funding to finance operating losses until the Corporation is profitable. The Corporation expects to be financed through equity capital, debt financing or from deposits related to purchases orders on proposals pending customer acceptance.

In the event the Corporation does not generate sufficient funds from issuance of common stock, debt financing or purchase orders, it may be unable to fully implement its business plan and pay its obligations as they become due, any of which circumstances would have a material adverse effect on its business prospects, financial condition, and results of operations. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

DESCRIPTION OF SECURITIES

Summary of Securities

The following description summarizes certain terms of our capital stock, as in effect upon the completion of this offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section you should refer to our amended and restated articles of incorporation (the “Articles”) and bylaws, which are included as exhibits to the Offering Statement of which this Offering Circular forms a part, and to the applicable provisions of Florida law.

Authorized Capital and Preferred and Common Stock

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, par value $0.001 per share and 500,000,000 shares of preferred stock, par value $0.001 per share. As of July 24, 2020, there were 107,186,461 shares of Common Stock outstanding and 3,780,976 shares of Series A preferred stock outstanding.

Recent Unregistered Issuances of Equity Securities

On April 8, 2020 and June 11, 2020, the Company entered into two convertible notes for $60,000 and $48,000 respectively with an equity lender, that accrues 8% interest, matures in one year and are convertible at various rates based on 70% of market price of the common shares trailing 20 days. The Company raised $108,000 net of $10,000 of original issue discount.

In April and May of 2020, the Company issued in three separate transactions, a total of 1,865,366 shares of common stock to a lender to convert an aggregate of $71,500 of debt, which fully satisfied the Company’s obligation to the lender.

On May 14, 2020, the Company issued 1,960,000 shares of common stock to a lender to convert $98,000 of debt, which fully satisfied the Company’s obligation to the lender.

Also on May 14, 2020, the Company issued 275,000 shares of common stock to a lender to convert $55,000 of debt. This lender also chose to exercise his modified note option to purchase additional shares at $0.10 per share, an additional 275,000 shares of common stock for $27,500. These transactions fully satisfied the Company’s obligation to the lender.

On June 2, 2020, the Company satisfied and discharged its obligations with respect to the Norwood Judgment discussed in Note 10, and a Satisfaction of Judgment by Clerk Pursuant to F.S. 55.141 was filed by the Clerk on June 3, 2020. The amount paid was $107,872.

Between June 17 and July 7, 2020, the Company issued an aggregate 430,000 shares of common stock to lenders to convert $19,000.00 of debt and their notes options to purchase additional shares at $0.10 per share. These transactions fully satisfied the Company’s obligation to such lenders.

On June 23, 2020, the Company issued to an Investor 1,111,111 shares of common stock for the purchase of shares at a total purchase price of $50,000.00, we also issued 250,000 shares of common stock as payment for services agreement worth an aggregate $25,000.00 and, 2,250,000 shares of common stock as payment under for a purchase data agreement for an aggregate of $250,000.00.

Between July 15 and July 23, 2020, the Company, in a series of ten separates transactions, issued a total of 2,525,000 common shares to investors who chose to partially exercise their modified note option to purchase additional shares for $0.10. The investors converted $141,000 in debt into 1,075,000 common shares and purchased 1,450,000 common shares for $142,000 at prices ranging from $0.10 - $.020 per share.

Norwood - Action proceeding on concluded litigation, Case Number 10-58982 CA 09 – Miami-Dade County, FL Circuit Court. Nick Norwood vs. Eurosport Active World Corp. and Ralph Hofmeier. The case is resolved. An Agreed Stipulation for Final Judgment was entered into by the plaintiff, Nick Norwood and the Company and Ralph Hofmeier in November 2013 in the total amount (as of that date) of $107,872, which has been entered in the public records against the Company plus approximately $34,000 of accrued statutory interest. On June 2, 2020, the Company paid $107,872 and settled the judgment with the plaintiff.

Common Stock

The following is a summary of the material rights and restrictions associated with our Common Stock.

Each share of Common Stock has one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Holders of shares of Common Stock are not entitled to cumulative voting for electing members of the Board. Please refer to the Company’s Articles, bylaws, and the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of the company’s securities.

Preferred Stock

The following is a summary of the material rights and restrictions associated with our Common Stock.

We are authorized to issue 500,000,000 shares of preferred stock, $0.001 par value per share. Pursuant to our Articles, the Board is authorized to authorize and issue preferred stock and to fix the designations, preferences and rights of the preferred stock pursuant to a board resolution. Our Board may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our Common Stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of our Common Stock.

Series A Preferred Stock

1.

Dividends.  Series  A  Preferred  Stock  shall  be  treated  pari  passu  with Common Stock except that the dividend on each share of Series A Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

2.

Liquidation, Dissolution, or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, Series A Preferred Stock shall be treated pari passu, with Common Stock except that the payment on each share of Series A Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate.

3.

Voting.  On any matter presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Series A Preferred Stock held by such holder as of the record date for determining shareholders entitled to vote on such matter multiplied by the Conversion Rate. Except as provided by law or by the other provisions of the Articles, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

4.

Conversion.  The “Conversion Rate” means that each share of Series A Preferred Stock is convertible into 5 shares of Common Stock (as adjusted pursuant to the terms set forth in the Articles).

a.

Optional Conversion.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time.

b.

Mandatory Conversion.  Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000.00 of gross proceeds to the Company or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least sixty-five percent (65%) of the then outstanding shares of Series A Preferred, all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then-effective Conversion Rate.

The foregoing description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Amended and Restated Articles of Incorporation filed as Exhibit 3.1 to this Offering Statement, which is incorporated by reference herein.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, and general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Options

On January 2, 2012, the company’s Board of Directors approved the creation of the 2012 Non-Qualified Stock Option Plan (the “2012 Plan”). The 2012 Plan provides for the issuance of incentive stock options to designated employees, certain key advisors and non-employees members of the Board of Directors with the opportunity to receive grant awards to acquire, in the aggregate, up to 5,000,000 shares of the company’s Common Stock.

A summary of information regarding the company’s Common Stock options outstanding is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2017	2,200,000	$0.10	3
Issued	—	—	—
Exercised	—	—	—
Outstanding at December 31, 2018	2,200,000	$0.10	2
Issued	—	—	—
Exercised	—	—	—
Outstanding at December 31, 2019	2,200,000	$0.10	1
Outstanding as March 31, 2020	2,200,000	$0.10	9 months

The above outstanding options were granted on January 1, 2012 to a former company’s executive. These options vested at 20,000 options per month and 2,200,000 were fully vested and exercisable at December 31, 2019 and 2018. During the years ended December 31, 2019 and 2018, the company recognized no stock-based compensation expense. The weighted-average grant date fair value of each option was estimated to approximate $0.05 using the Black Scholes valuation methodology. As of December 31, 2019 and 2018, there was no unrecognized compensation costs related to non-vested stock options.

The fair value of stock options granted of $0.05 per share was calculated using the Black-Scholes option pricing model based on the following assumptions; risk free interest rate of 1.89%, expected volatility of 317.38%, expected option terms of 9.08 years and no expected dividend yield.

Expected volatility is based on historical volatility of the securities of the company and of other comparable companies. Short Term U.S. Treasury rates were utilized. The expected term of the options was calculated using the alternative simplified method permitted by SAB 107, which defines the expected life as the average of the contractual term of the options and the weighted average vesting period for all option tranches.

Convertible loans payable

As of March 31, 2020 and December 31, 2019, the balance of convertible loans payable net of discount was $394,036 and $243,923, respectively of which convertible loans held by shareholders amounted to $242,611 and $203,923. The convertible loans were issued in several different forms as discussed below.

Convertible loans

From December 2015 through December 2018, the Company issued convertible loans payable to an aggregate of 11 note holders, raising $586,825. These convertible loans were due on demand, unsecured, have no maturity date and were generally non-interest bearing although a few of the notes provide for 2% interest. During the year ended December 31, 2019, by mutual agreement between the Company and the debt holders, an aggregate of $546,824 of outstanding convertible debt was converted into 4,877,350 common shares of the Company at a conversion price ranging from $0.10 - $1.00 per share. In addition, the Company has issued 40,000 conditional shares to several note holders pending paperwork to complete the conversion.  As of March 31, 2020 and December 31, 2019, the Company had outstanding convertible loans in this form of $40,000 and $40,000 respectively.

Convertible notes with beneficial conversion feature

During the first quarter of 2019, the Company issued two convertible loans payable which totaled $98,000. The convertible loans payable are due on February 19, 2020, accrue interest at 0.2% per annum and are convertible into 1,960,000 shares of the Company’s common stock at $0.05 per share which is a discount to the market price on the date of the issuance (beneficial conversion feature). After performing an analysis of the conversion option under ASC Topic 815, “Derivatives and Hedging” and determining that the instrument does not qualify for derivative accounting treatment. The Company therefore performed an analysis if the conversion option was subject to a beneficial conversion feature and determined that it was. Accordingly, the Company recorded a debt discount of $98,000 for the value of the beneficial conversion feature. For the three months ended March 31, 2020 and 2019 the Company amortized debt discount of $8,148 and $0, respectively. As of March 31, 2020 and December 31, 2019, the Company had outstanding convertible loans net of the beneficial conversion feature of $98,000 and $98,000, respectively.

As discussed further below, on August 7, 2019, the Company entered into a $110,000, 8% unsecured, convertible note that contained an embedded derivative which made the number of shares to be issued under the notes to be indeterminate.  Due to the fact that the number of shares issuable are indeterminate, the equity environment was tainted, and the convertible notes are included in the value of the derivative.  On August 7, 2019, the date the equity environment became tainted, the Company recorded a reduction to additional paid in capital in the amount of $559,300 in connection with the initial valuation of the derivative liability of the convertible notes based on the Black Scholes Merton pricing model.

The fair value of the embedded derivatives was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	08/07/19	12/31/19	3/31/2020

(1) dividend yield of	0%	0%	0%
(2) expected volatility of	232.19%	98.05%	206.67%
(3) weighted average risk-free interest rate of	1.75%	1.48%	0.15%
(4) expected life of	.46 years	0.06 years	0.01 years
(5) estimated fair value	$0.2847	$0.1450	$0.06

As of March 31, 2020 and December 31, 2019, the outstanding derivative liability related to these convertible notes was $148,651 and $284,318, respectively. During the three months ended March 31, 2020 and 2019, the Company recorded a reduction of $135,667 and $0, respectively, related to the change in fair value on the convertible notes.

On May 14, 2020, this debt ($98,000) was converted into 1,960,000 common shares.

Convertible notes with a variable conversion feature

On August 7, 2019, the Company entered into an $110,000 8%, unsecured, convertible note to provide interim financing.  The note bears interest at the rate of 8% per annum.  All interest and principal must be repaid before or on August 7, 2020.  The note is convertible into Common Stock, at the holder’s option, at a price equal to 70% of the lowest closing bid price of the Common Stock during the 20 trading day period prior to conversion. In the event the Company prepays the note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by:

(i)

115% if prepaid during the period commencing on the closing date through 60 days thereafter,

(ii)

120% if prepaid 61 days following the closing through 120 days following the closing, and

(iii)

135% if prepaid 121 days following the closing through 180 days following the closing.

After the expiration of 180 days following the date of the Note, the Company has no right of prepayment.

The Company has identified the embedded derivatives related to the above described. This embedded derivative included variable conversion features. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivative as of the inception date of the note and to fair value as of each subsequent reporting date.

At the inception of the note, the Company determined the aggregate fair value of $183,809 of embedded derivatives which resulted in a $73,809 loss from fair value charged to current period operations. The fair value of the embedded derivatives was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	08/07/19	12/31/19

(1) dividend yield of	0%	0%
(2) expected volatility of	316.63%	215.22%
(3) weighted average risk-free interest rate of	1.75%	1.60%
(4) expected life of	1.00 years	0.72 years
(5) estimated fair value	$0.2983	$0.1409

The Company recorded $110,000 as a derivative liability discount at inception. At December 31, 2019, the Company determined the aggregate fair value of the embedded derivatives had fallen to $129,477 which resulted in a $54,332 change in fair value credited to current period operations. As of March 31, 2020 and December 31, 2019 the outstanding derivative liability related to these convertible notes was $24,006 and $129,477, respectively.

For the three months ended March 31, 2020 and 2019 the Company amortized debt discount of $42,831 and $0, respectively. Also during the three months ended March 31, 2020, the loan holder on three occasions converted in aggregate, $38,500 of convertible debt into 691,522 common shares at pricing ranging from $0.49 to $0.91.  These conversions were fair valued to determine the reduction of the derivative liability associated with the conversions. As of March 31, 2020 and December 31, 2019, the Company had outstanding convertible loans net of the debt discount of $43,791 and $39,460, respectively.

The fair value of the conversions was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	Conversion	3/31/20

(1) dividend yield of	0%	0%
(2) expected volatility of	105.64-237.28%	215.22%
(3) weighted average risk-free interest rate of	0.37-1.58%	0.15%
(4) expected life of	0.41-0.49 years	0.35 years
(5) estimated fair value	$0.2983	$0.1409

Convertible loans with a variable vested conversion feature, Original Issue Discount

On January 23, 2020 and February 27, 2020, the Company entered into two $60,000 8% convertible note with original issue discount to provide interim financing.  The note bears interest at the rate of 8% per annum. All interest and principal must be repaid before or on January 24, 2021 and February 28, 2021. The note is convertible into common stock, at the holder’s option after a one-year vesting period, at a price equal to 70% of the lowest closing bid price of the common stock during the 20 trading day period prior to conversion. In the event the Company prepays the note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by:

(i)

120% if prepaid during the period commencing on the closing date through 90 days thereafter,

(ii)

125% if prepaid 91 days following the closing through 120 days following the closing,

(iii)

130% if prepaid 121 days following the closing through 150 days following the closing, and

(iv)

135% if prepaid 151 days following the closing through 180 days following the closing.

After the expiration of 180 days following the date of the Note, the Company has no right of prepayment.

For the three months ended March 31, 2020 and 2019 the Company amortized original issue discount of $1,388 and $0, respectively.

As of March 31, 2020, and December 31, 2019, the Company had outstanding convertible loans with variable vested conversion feature net of the debt discount of $111,389 and $0, respectively.

Derivative liability

The Company’s derivative liability consists of transactions discussed in the previous loan category ( Convertible loans with a variable conversion feature) and loan category (Convertible loans with beneficial conversion ).

A summary of transactions follows:

Fair value as of December 31, 2018	$—
Fair value on the date of issuance recorded as debt discount	183,809
Fair value on the date of issuance recorded as loss on derivative	(73,809)
Gain on change in fair value of derivatives	(255,505)
Reclassification of tainted notes to derivative	559,300
Fair value as of December 31, 2019	413,795
Debt Discount from Derivatives	109,879
Reclassification of equity to liability for Derivatives	54,159
Amortization of debt discount from derivatives	6,544
Change in fair value of derivatives	(322,948)
Derivative settled upon conversion of debt	(23,940)
Fair value as of March 31, 2020	$237,489

Convertible loans with purchase option

In November of 2019, the Company entered into convertible loans with 2 lenders totaling $122,000. These loans provide for a six-month maturity, which may be extended up to one year, do not pay interest, and may be converted any time following the six month anniversary at a fixed price of $0.10 per share and fixed shares. One loan for $55,000, one of the above 2 loans, became convertible on February 19, 2020.

The loans also provide a purchase option to acquire an additional matching number of shares as results from a conversion at the same $0.10 per share price. The fair value of the purchase options originated in 2020 was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	Purchase Option

(1) dividend yield of	0%
(2) expected volatility of	228.56-242.12%
(3) weighted average risk-free interest rate of	0.15-1.53%
(4) expected life of	0.63-1.00 years
(5) estimated fair value	$0.0365-$0.0773

As of March 31, 2020 and December 31, 2019, the Company had outstanding convertible loans with purchase options net of debt discount of $72,981 and $74,611, respectively. As of March 31, 2020 and December 31, 2019 the outstanding derivative liability related to these convertible notes was $32,880 and $0, respectively.

During February and March 2020, the Company entered into additional convertible loans with purchase options with seven lenders totaling $97,000. These loans provide for a six month maturity, which may be extended up to one year, do not pay interest, and may be converted any time following the six month anniversary at a fixed price of $0.10 per share and fixed shares. The fair value of the purchase options originated in 2020 was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	Purchase Option

(1) dividend yield of	0%
(2) expected volatility of	171.81-208.49%
(3) weighted average risk-free interest rate of	0.53-1.56%
(4) expected life of	0.50 years
(5) estimated fair value	$0.0365-$0.0873

As of March 31, 2020 and December 31, 2019, the Company had outstanding convertible loans net of debt discount, with the seven lenders of $27,875 and $0, respectively. As of March 31, 2020 and December 31, 2019 the outstanding derivative liability related to these convertible notes was $31,952 and $0, respectively. Further, borrowings for the three months ended March 31, 2020, of $97,000 were net of associated debt discount of $91,675, plus an additional $18,204 adjusting a note issued in 2019.   Total debt discount for the three months ended March 31, 2020 was $109,879.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation, as Amended, and Our Bylaws.

Provisions of our amended and restated articles of incorporation, as amended, and our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of the stockholders, unless otherwise prescribed by statute, may be called by the Company’s board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 20% of the votes at that meeting. If a special meeting is called by anyone other than the Board of Directors or the President or the Chairman of the Board, then the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by other written communication to the Chairman of the Board, the President, any Vice President or the Secretary of the corporation. The officer receiving the request forthwith shall cause notice to be given to the shareholders entitled to vote, in accordance with the provisions of the By-Laws, that a meeting will be held at the time requested by the person or persons calling the meeting, so long as that time is not less than 15 nor more than 60 days after the receipt of the request.

Removal of Directors; Vacancies. Any director may resign effective upon giving oral or written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation of a director is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective. Vacancies on the Board of Directors may be filled by a majority of the remaining directors, or if the number of directors then in office is less than a quorum by (i) unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice, or (iii) a sole remaining director; however, a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum), or by the unanimous written consent of all shares entitled to vote thereon. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified, or until his or her death, resignation or removal. A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any director, (ii) if the Board of Directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, (iii) if the authorized number of directors is increased, or (iv) if the shareholders fail, at any meeting of shareholders at which any director or directors are elected, to elect the full authorized number of directors to be elected at that meeting. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election by written consent, other than to fill a vacancy created by removal, shall require the consent of the holders of a majority of the outstanding shares entitled to vote thereon. A director may not be elected by written consent to fill a vacancy created by removal except by unanimous consent of all shares entitled to vote for the election of directors.

Amendment of Bylaws. Our Bylaws provide that new By-Laws may be adopted or the By-Laws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. Our Bylaws provide that new By-Laws may be adopted or the By-Laws may be amended or repealed by the board of directors.

Transfer Agent and Registrar

Worldwide Stock Transfer, LLC, One University Plaza, Suite 505, Hackensack, NJ 07601, Phone: (201) 820-2008, Fax: (201) 820-2010.

Quotation of Common Stock

Our Common Stock is currently quoted on the OTC Pink Market under the symbol “EAWD”.  Our securities are currently highly illiquid, and subject to large swings in trading price, and are only traded on a sporadic and limited basis. On July 23, 2020, the last reported sale price per share for our Common Stock as reported was $0.49.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, and such other factors as our Board deems relevant.

PLAN OF DISTRIBUTION

The shares are being offered by us on a “best-efforts” basis by our officers, directors, and employees, with the assistance of independent consultants, and possibly through registered broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”) and finders. As of the date of this Offering Circular, unless otherwise permitted by applicable law, we do not intend to accept subscriptions from investors in this Offering who reside in certain states, unless and until the Company has complied with each such states’ registration and/or qualification requirements or a FINRA-member broker-dealer has been engaged by the Company to consummate and process sales to investors in such states. We reserve the right to temporarily suspend and/or modify this Offering and Offering Circular in the future, during the Offering Period, in order to take such actions necessary to enable the Company to accept subscriptions in this Offering from investors residing in such states identified above.

There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.” This means we will be entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, offering expenses, reimbursements, and other uses as more specifically set forth in the “Use of Proceeds” contained elsewhere in this Offering Circular.

We may pay selling commissions to participating broker-dealers who are members of FINRA for shares sold by them, equal to a percentage of the purchase price of the Common Stock shares. We may pay finder’s fees to persons who refer investors to us. We may also pay consulting fees to consultants who assist us with the Offering, based on invoices submitted by them for advisory services rendered. Consulting compensation, finder’s fees and brokerage commissions may be paid in cash, Common Stock, or warrants to purchase our Common Stock. We may also issue shares and grant stock options or warrants to purchase our Common Stock to broker-dealers for sales of shares attributable to them, and to finders and consultants, and reimburse them for due diligence and marketing costs on an accountable or non-accountable basis. We have not entered into selling agreements with any broker-dealers to date, though we may engage a FINRA registered broker-dealer firm for offering administrative services. Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Our Offering will expire on the first to occur of (a) the sale of all 20,000,000 shares of Common Stock offered hereby, (b) 1 year from the date that this Offering Circular is declared effective, subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company, or (c) when our board of directors elects to terminate the Offering.

SHARES ELIGIBLE FOR FUTURE SALE

The disclosures contained under the heading “Shares Eligible For Future Sale” on page 25 of our Form S-1 filed on February 6, 2019 available here are incorporated by this reference.

DESCRIPTION OF BUSINESS

Current Clients

His Will Innovations (South Africa) Contract  – On May 8, 2019, the Company signed a sales contract for the sale of a Solar Powered Atmosphere Water Generation System (“SPAWG”) to a South African customer for a purchase price of $2,800,000. The build out of the equipment began in the fourth quarter of 2019, however because of delays due to COVID-19, the expected completion date has been pushed to late 2021. The foregoing description of the purchase contract does not purport to be complete and is qualified in its entirety by reference to the copy of such contract filed as Exhibit   6.17 to this Offering Statement.

EAWC Tecnologias Verdes, S:A.P:I de CV Purchase – In addition to providing management services and disbursement processing to EAWD as described above, EAWC-TV also functions as a distributor of EAWD products and engineering services.  EAWC-TV, having secured EAWD’s first customer, has placed a $550,000 order for a solar powered atmospheric water generator (“AWG”) for one of its customers.  The equipment is being built in Germany; however, the worldwide effects of COVID-19 on supply and distribution channels have delayed EAWD’s procurement of the necessary materials to fulfill this order and EAWD is working with the customer to adjust the delivery schedule to reflect current global conditions.

Contract Award From Arriyadh Development Authority Of Saudia Arabia – On November 1, 2017, the Company received a contract award with a value of USD$10,640,000 from the Arriyadh Development Authority of Saudia Arabia to provide 100 units of 5000LPD air liquefying machines.  In the first quarter of 2020, a meeting took place between the parties regarding the project delivery schedule; however, because of the COVID-19 pandemic, the project has temporarily been put on hold until new, reliable advice regarding COVID-19 is available.  The foregoing description of the contract award does not purport to be complete and is qualified in its entirety by reference to the copy of such award filed as Exhibit 6.12 to this Offering Statement.

Contract Award from the Iraqi Project and Contracting Office – On March 26, 2020, the Company received a contract award with a value of USD$14,650,640 from the Iraqi Project and Contracting Office to supply 20 self-sufficient energy supply atmosphere water generation systems to various Iraqi projects. EAWD management must travel to Iraq to sign several documents in order to receive payment.  COVID-19 has delayed this travel, however, management plans travel to Iraq as soon as travel is allowed and the pandemic has been brought better under control, in Iraq.  The foregoing description of the contract award does not purport to be complete and is qualified in its entirety by reference to the copy of such award filed as Exhibit 6.16 to this Offering Statement.

Additional information on our business is contained under the heading “Summary – Overview of the Company” in this offering circular and under the heading “Business” on page 1 of our Form 10-K filed on April 14, 2020 available here are incorporated by this reference.

DESCRIPTION OF PROPERTY

On March 1, 2016, the Company leased office space at 3250 Mary Street, Suite 303 Coconut Grove FL 33133 from the Company’s counsel for monthly rent payments of $300 on a month to month basis. Effective September 2019, the Company leased new office space at 444 Brickell Ave, Suite 51270, Miami, FL 33131.

LEGAL PROCEEDINGS

Other than litigation that may arise in the usual course of business, the Company is currently involved in the following legal proceedings:

Norwood - Action proceeding on concluded litigation, Case Number 10-58982 CA 09 – Miami-Dade County, FL Circuit Court. Nick Norwood vs. Eurosport Active World Corp. and Ralph Hofmeier. The case is resolved. An Agreed Stipulation for Final Judgement was entered into by the plaintiff, Nick Norwood and the Company and Ralph Hofmeier in November 2013 in the total amount (as of that date) of $107,872, which has been entered in the public records against the Company plus approximately $34,000 of accrued statutory interest. On June 2, 2020, the Company paid $107,872 and settled the judgement with the plaintiff.

CocoGrove – The nature of the litigation was for breach of a lease agreement. This case is concluded with a judgement against the Company in July 2010 for $84,393 plus 6% interest. There have been no efforts to seek collection of this judgement. Management intends to settle this judgement when it is in a financial position to make a payment.

Eurosport Active World Corp. Vs Nick Norwood, Et al – Case Number 2018-031011-CA-01 – Miami-Dade County, FL Circuit Court.  The Company filed suit against Nick Norwood and David Packard for claims including civil theft, conversion, conspiracy, and injunctive relief. On July 14, 2020, Defendants Motion for Final Summary Judgment against Plaintiff based upon expiration of statutory limitations period filed on June 10, 2020 was denied.  On July 16, 2020, Court order non-binding arbitration. Company would participate in early mediation; a mediation conference in the above styled cause will take place on August 28, 2020.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The description of our market for common equity and related shareholder matters contained under the heading “Market for Common Equity and Related Shareholder Matters” on page 38 of our Form S-1 filed on February 6, 2019 available here is incorporated by this reference.

MANAGEMENT

The description of our directors and executive officers contained under the heading “Management” on page 51 of our Form S-1 filed on February 6, 2019 available here is incorporated by this reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by our President and Chief Executive Officer and our Chief Operating Officer, and our only officers, for the years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)	Total ($)
Ralph Hofmeier (1) (3)	2019	150,000	—	150,000
President and Chief Executive Officer	2018	150,000	—	150,000

Irma Velazquez (2) (3)	2019	150,000	—	150,000
Chief Operating Officer	2018	150,000	—	150,000

———————

(1)	Pursuant to an employment agreement dated January 1, 2012. Accrued.
(2)	Pursuant to an employment agreement dated January 1, 2012. Accrued.
(3)

On January 9, 2020, accrued salaries totaling $2,238,000, ($1,175,000 Hofmeier and $1,063,000 Velazquez) were paid with the issuance of 2,044,190 shares (1,022,095 shares each to Hofmeier and Velazquez) of Common Stock and 3,780,976 shares (2,002,488 shares to Hofmeier and 1,778,488 shares to Velazquez) of Series A preferred stock.

Outstanding Equity Awards at Fiscal Year-End Table

The named executive officers had no outstanding equity awards at December 31, 2019 and 2018.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The board of directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

The Company entered into employment agreements with Mr. Hofmeier, its President and Chief Executive Officer, and Ms. Velazquez, its Chief Operating Officer (collectively the “Employment Agreements”), effective January 1, 2012. Mr. Hofmeier and Ms. Velazquez also serve as the Company’s only directors, and each is a significant stockholder of the Company. Under the Employment Agreements, the Company agreed to pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Company’s Board of Directors. Each Employment Agreement has an initial term of ten (10) years and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our voting stock beneficially owned, as of July 24, 2020, by (i) those persons known by us to be owners of more than 5% of our Common Stock, (ii) each director, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group:

	Common Stock		Series A Preferred Stock
Name and address of beneficial owner	No. of Shares	% of Class (1)	No. of Shares	% of Class (1)(3)
Directors and Officers
Mr. Ralph Hofmeier(2)	17,215,855	16.02%	2,002,488	52.96%
7901 4th Street N STE #4174, St Petersburg, Florida 33702
Ms. Irma Velazquez(2)	30,537,483	29.17%	1,778,488	47.04%
7901 4th Street N STE #4174, St Petersburg, Florida 33702
All officers and directors as a group (two persons)	47,753,338	45.19%	3,780,976	100.00%
5% Security Holders:
CEDE & CO (4)	12,099,817	11.28%
Andrea Hofmeier (2)	8,000,000	7.46%
Eugene Hunt	6,484,949	6.05%

(1)

Applicable percentages are based on 107,186,461 common shares outstanding, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by them.

(2)

Ralph Hofmeier is the record holder of 17,215,855 shares of Common Stock. Irma Velazquez, the wife of Ralph Hofmeier is the record holder of 30,537,483 shares of Common Stock, over which both Mr. Hofmeier and Ms. Velazquez have joint voting and dispositive power. Andrea Hofmeier, the divorced wife (2012) of Ralph Hofmeier, is the record holder of 8,000,000 shares of Common Stock.

(3)

Applicable percentages are based on 3,780,976 Series A preferred shares outstanding, adjusted as required by rules of the SEC. Series A preferred shares provide for voting rights at 5 votes per preferred share.

(4)

Cede & Co. is the nominee name for The Depository Trust Company, a large clearing house that holds shares in its name for different banks, brokers and institutions in order to expedite the sale and transfer of stock.

Securities Authorized for Issuance under Equity Compensation Plans

On January 2, 2012, the Company’s Board of Directors approved the creation of the 2012 Non-Qualified Stock Option Plan (the “2012 Plan”). The 2012 Plan provides for the issuance of incentive stock options to designated employees, certain key advisors and non-employee members of the Board of Directors with the opportunity to receive grant awards to acquire, in the aggregate, up to 5,000,000 shares of the Company’s Common Stock.

Equity Compensation Plan Information as of March 31, 2020

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under the Plan (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,200,000	$—	2,800,000
Equity compensation plans not approved by security holders	—	$—	—
Total	2,200,000	$—	2,800,000

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Due to officers

Amounts due to officers as of March 31, 2020 and December 31, 2019 are comprised of the following:

	2020	2019
	(Unaudited)
Ralph Hofmeier:
Unsecured advances due to officer	$17,778	$17,778
Accrued salaries	37,500	1,175,000
Total due to Ralph Hofmeier	55,278	1,192,778
Irma Velazquez:
Unsecured advances due to officer	15,992	20,992
Accrued salaries	37,500	1,063,000
Total due to Irma Velazquez	53,492	1,083,992
	$108,770	$2,276,770

Unsecured advances due to officers represent unreimbursed Corporation expenses paid by the officers on behalf of the Corporation. These advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts earned for services rendered in accordance with the employment agreements for the Corporation’s Chief Executive Officer and Chief Operating Officer but were unpaid as of December 31, 2019. On January 9, 2020, settlement and release agreements were signed by Ralph Hofmeier and Irma Velazquez regarding the accrued compensation due to each of them. Ralph Hofmeier received 1,022,095 common shares and 2,002,488 Series A preferred shares in satisfaction of $1,175,000 of accrued salaries. Irma Velazquez received 1,022,095 common shares and 1,778,488 Series A preferred shares in satisfaction of $1,063,000 of accrued salaries.

Due to/from Commercial Distributor & Services Supplier

During the year ended December 31, 2019, EAWC-TV provided $200,000 of paid services and $100,000 of accrued services plus $13,389 net in interest and remitted $155,537 to vendors in satisfaction of EAWD obligations. EAWD also remitted $358,540 to EAWC-TV. The balance due to EAWC-TV by EAWD at December 31, 2019 was $4,959 in paid charges and $100,000 in unpaid services.

During the three months ended March 31, 2020, EAWC-TV provided $0 of paid services and $75,000 of accrued services plus $117 net in interest and remitted $25,638 to vendors in satisfaction of EAWD obligations. The escrow agent remitted $127,431 to EAWC-TV. The balance due to EAWD by EAWC-TV at March 31, 2020 was $30,452 in paid charges and $125,000 in unpaid services.

Also during the three months ended March 31, 2020, the Company engaged an escrow agent to receive funds and make disbursements of company funds held in escrow.  During the quarter the escrow agent accepted $201,000 from lenders who acquired convertible notes and paid $73,569 of company expenses on behalf of EAWD, forwarding the remaining funds of $127,431 to EAWC-TV to manage for EAWD.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

EXPERTS

The Company’s financial statements included in this Offering Circular and incorporated by reference, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The law firm of di Santo Law PLLC has provided opinions regarding the validity of the shares of our Common Stock offered pursuant to this Offering Circular. The address of di Santo Law PLLC is 429 Lenox Avenue, 4th Floor, Miami Beach, FL 33139.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION ABOUT THE OFFERING

Offering Period and Expiration Date

This Offering will start on or immediately prior to the date on which the SEC initially qualifies this Offering Statement (the “Qualification Date”) and will terminate on the Termination Date (the “Offering Period”).

Procedures for Subscribing

If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.	Electronically receive, review, execute, and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the Company’s bank account designated in the Company’s subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds, which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares.

In order to purchase shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the company's satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Forum Selection Provision

The subscription agreement includes a forum selection provision that requires that, to the fullest extent permitted by applicable law, subscribers bring any claims against the Company based on the subscription agreement in a state or federal court of competent jurisdiction in the State of Florida. The forum selection provision may limit investors’ ability to bring claims in a judicial forum that they believe is favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision since Florida has a well-developed framework for contract law and seeks to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. The foregoing notwithstanding, if there is an applicable law that does not permit such forum selection (e.g., the Exchange Act or the Securities Act), then the forum selection provision would not be permissible and, therefore, not applicable. We hereby confirm that the forum selection provision in our subscription agreement does not apply to federal securities law claims.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this offering circular the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this offering circular. Any information incorporated by reference will automatically be deemed to be modified or superseded to the extent that information in this offering circular or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We urge you to carefully read this offering circular and the documents incorporated by reference herein, before purchasing any shares of Common Stock offered under this offering circular. This offering circular may add or update information contained in the documents incorporated by reference herein. To the extent that any statement that we make in this offering circular is inconsistent with statements made in the documents incorporated by reference herein, you should rely on the information in this offering circular and the statements made in this offering circular will be deemed to modify or supersede those made in the documents incorporated by reference herein.

You should rely only on the information contained in this offering circular or incorporated herein by reference. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this offering circular or incorporated herein by reference. You should not rely on any unauthorized information or representation. This offering circular is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this offering circular is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this offering circular, or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this offering circular were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We will provide, without charge and upon oral or written request, to each person, including any beneficial owner, to whom a copy of this offering circular have been delivered, a copy of any of the documents incorporated by reference into this offering circular but not delivered with them. You may obtain a copy of these filings, at no cost, by writing or calling us at Energy and Water Development Corp., 7901 4th St. N, STE 4174 St. Petersburg, FL. 33702, (305) 517-7330. Exhibits to these filings will not be provided unless those exhibits have been specifically incorporated by reference in this offering circular.

Energy and Water Development Corp.

Condensed Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Prepaid expenses	$126,265	$30,375
TOTAL CURRENT ASSETS	126,265	30,375

TOTAL ASSETS	$126,265	$30,375

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,194,886	$1,137,446
Customer/investor deposit (Note 6)	313,742	313,742
Due to Commercial Distributor & Services Supplier distributor (Note 6)	—	4,959
Convertible loan payables, net of discount (Note 7)	394,036	243,923
Due to officers (Note 5)	108,770	2,276,770
Derivative liability	237,489	413,795
TOTAL CURRENT LIABILITIES	2,248,923	4,390,635

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' DEFICIT:
Preferred stock, par value $.001 per share; 500,000,000 shares authorized, 3,780,976 and 0 shares issued and outstanding in March 31, 2020 and December 31, 2019, respectively	3,781	—
Common stock, par value $.001 per share; 1,000,000,000 shares authorized, 96,244,984 and 93,462,483 shares issued and outstanding in March 31, 2020 and December 31, 2019, respectively	96,245	93,462
Additional paid in capital	9,733,534	7,491,197
Accumulated deficit	(11,956,218)	(11,944,919)
TOTAL STOCKHOLDERS' DEFICIT	(2,122,658)	(4,360,260)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$126,265	$30,375

See accompanying notes to the condensed consolidated financial statements (unaudited).

Energy and Water Development Corp.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	March 31,
	2020	2019

GENERAL and ADMINISTRATIVE EXPENSES

Management fees to Commercial Distributor & Services Supplier	$75,000	$75,000
Officers’ salaries and payroll taxes	80,738	80,738
Professional fees	67,484	47,185
Travel and entertainment	33	2,900
Other general and administrative expenses	7,285	3,201
TOTAL GENERAL and ADMINISTRATIVE EXPENSES	230,540	209,024

LOSS FROM OPERATIONS	(230,540)	(209,024)

OTHER INCOME (EXPENSE)
Change in fair value of derivative liability	322,948	—
Interest and other income (expense), net	(103,707)	(4,896)
TOTAL OTHER INCOME (EXPENSE)	219,241	(4,896)

LOSS BEFORE TAXES	(11,299)	(213,920)

TAXES	—	—

NET LOSS	$(11,299)	$(213,920)

Net loss per share - Basic and diluted	$(0.00)	$(0.00)

Weighted average number of shares outstanding - Basic and diluted	95,546,644	87,998,377

See accompanying notes to the condensed consolidated financial statements (unaudited).

Energy and Water Development Corp.

Condensed Consolidated Statement of Changes in Stockholders’ Deficit

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

BALANCE AT DECEMBER 31, 2018	—	$—	87,913,933	$87,914	$7,187,862	$(11,016,304)	$(3,740,528)

Sale of common stock			200,000	200	31,800	—	32,000
Net Loss			—	—	—	(213,920)	(213,920)

BALANCE AT MARCH 31, 2019 (Unaudited)	—	$—	88,113,933	$88,114	$7,219,662	$(11,230,224)	$(3,922,448)

BALANCE AT DECEMBER 31, 2019	—	$—	93,462,483	$93,462	$7,491,197	$(11,944,919)	$(4,360,260)

Common and preferred stock issued to satisfy accrued payroll to officers	3,780,976	3,781	2,044,190	2,044	2,232,175	—	2,238,000
Conversion of debt	—	—	691,522	692	37,808	—	38,500
Conversion of interest and fees		—	46,789	47	2,573	—	2,620
Derivative settled upon conversion of debt	—	—	—	—	23,940	—	23,940
Reclassification of equity to liability for derivatives			—	—	(54,159)	—	(54,159)
Net Loss			—	—	—	(11,299)	(11,299)

BALANCE AT MARCH 31, 2020 (Unaudited)	3,780,976	$3,781	96,244,984	$96,245	$9,733,534	$(11,956,218)	$(2,122,658)

See accompanying notes to the condensed consolidated financial statements (unaudited).

Energy and Water Development Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended
	March 31,
	2020	2019

CASH FLOW FROM OPERATING ACTIVITIES:
NET LOSS	$(11,299)	$(213,920)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES:
Amortization of debt discount	98,036	—
Change in fair value of derivative liability	(322,948)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(95,890)	(2,325)
Accounts payable and accrued expenses	60,060	11,158
Accrued management fees and due to/from officers	—	75,087
Due to Commercial Distributor & Services Supplier	(4,959)	—
Due to officers	70,000	—
Net cash used in operating activities	(207,000)	(130,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common shares	—	32,000
Proceeds from convertible loans	207,000	98,000
Net cash provided by financing activities	207,000	130,000

NET CHANGE IN CASH	—	—

CASH AT THE BEGINNING OF THE PERIOD	—	—
CASH AT THE END OF THE PERIOD	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—
NON-CASH INVESTING AND FINANCING TRANSACTION:
Common and preferred stock issued to satisfy accrued payroll to officers	$2,238,000	$—
Common stock issued for interest and fees	$2,620	$—
Common shares issued to convert debt	$38,500	$—
Debt discount	$(109,880)	$—
Derivative settled upon conversion of debt	$23,940	$—
Reclassification of equity to liability for derivatives	$(54,159)	$—

See accompanying notes to the condensed consolidated financial statements (unaudited).

Energy and Water Development Corp.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

March 31, 2020 and December 31, 2019

Note 1. Incorporation and Nature of Operations

In September, 2019, Eurosport Active World Corp. changed its name to Energy and Water Development Corp. (the “Corporation”, “Company”, “EAWC” or “EAWD”) to better present the Company’s purpose and business sector.  The name change received approval by Financial Industry Regulatory Authority (“FINRA”) on October 22, 2019.  The Company was incorporated under the laws of the State of Florida on December 12, 2007.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements (unaudited) include the accounts of Eurosport Active World Corp. and its wholly-owned subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements of Energy and Water Development Corp. for the fiscal year ended December 31, 2019, have been omitted.

Certain reclassifications have been made in Fiscal 2019 results to conform to the presentation used in Fiscal 2020.  These reclassifications had no effect on the reported results of operations of the Company.

Fair Value of Financial Instruments

Prepaid, Other Current Assets, Accounts Payable Accrued Expenses, Accrued Salaries, complex conversion features in note instruments and Other Current Liabilities.

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date.  A fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value.

Described below are the three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities,

Level 2 – Observable prices that are based on inputs not quoted on active markets, but corroborated by market data,

Level 3 – Unobservable inputs are used when little or no market data is available.

The application of the three levels of the fair value hierarchy under ASC Topic 820-10-35, our derivative liabilities as of March 31, 2020 and December 31, 2019, were $237,489 and $413,795, respectively and measured on Level 3 inputs.

Loss Per Common Share

The Corporation accounts for earnings (loss) per share in accordance with FASB ASC Topic No. 260 - 10, “Earnings Per Share”, which establishes the requirements for presenting earnings per share (“EPS”). FASB ASC Topic No. 260 - 10 requires the presentation of “basic” and “diluted” EPS on the face of the statement of operations. Basic EPS amounts are calculated using the weighted-average number of common shares outstanding during each period. Diluted EPS assumes the exercise of all stock options, warrants and convertible securities having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method. When a loss from operations exists, potential common shares are excluded from the computation of diluted EPS because their inclusion would result in an anti-dilutive effect on per share amounts.

Energy and Water Development Corp.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

March 31, 2020 and December 31, 2019

Note 2. Summary of Significant Accounting Policies

For the three months ended March 31, 2020 and 2019, an aggregate of 2,200,000 stock options to purchase shares of common stock were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

As discussed more fully in Note 6, convertible note holders have the option of converting their loans into common shares subject to the terms and features offered by the specific convertible notes. Some note holders were also granted purchase options to purchase additional shares subject to the features of each purchase option. If the convertible note holders of unexercised convertible notes exercised their conversion feature and the additional purchase options, they would represent 8,575,622 and 5,380,000 in additional common shares at March 31, 2020 and December 31, 2019, respectively.  The potential shares from both the conversion feature and the rights to purchase additional shares were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

Related Party Transactions

A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. A related party is generally defined as:

(i)	any person that holds 10% or more of the Company’s securities including such person’s immediate families,
(ii)	the Company’s management,
(iii)	someone that directly or indirectly controls, is controlled by or is under common control with the Company, or
(iv)	anyone who can significantly influence the financial and operating decisions of the Company.

Note 3. Recently Issued Accounting Standards

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Corporation’s future consolidated financial statements. The following are a summary of recent accounting developments.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) to increase transparency and compatibility among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Topic 842 affects any entity that enters into a lease, with some specific scope exceptions. The guidance in this update supersedes Topic 840, Leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For public companies, the amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of ASU No. 2016-02 will have no material impact on our financial statements.

Energy and Water Development Corp.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

March 31, 2020 and December 31, 2019

Note 4. Going Concern

The Company has received a deposit on its first order, which it has not yet delivered, consequently it has recognized no revenue.  The Company has incurred operating losses since it began operations (December 2012) totaling $11,956,218 at March 31, 2020. During the three months ended March 31, 2020, the Corporation incurred net losses of $11,299. The Company also incurred a working capital deficit of $2,122,658 at March 31, 2020.

These factors raise substantial doubt regarding the Corporation’s ability to continue as a going concern. The ability of the Corporation to continue as a going concern depends upon its ability to obtain funding to finance operating losses until the Corporation is profitable. The Corporation expects to be financed through equity capital, debt financing or from deposits related to purchases orders on proposals pending customer acceptance.

In the event the Corporation does not generate sufficient funds from issuance of common stock, debt financing or purchase orders, it may be unable to fully implement its business plan and pay its obligations as they become due, any of which circumstances would have a material adverse effect on its business prospects, financial condition, and results of operations. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 5. Related Party Transactions

Due to officers

Amounts due to officers as of March 31, 2020 and December 31, 2019 are comprised of the following:

	2020	2019
	(Unaudited)
Ralph Hofmeier:
Unsecured advances due to officer	$17,778	$17,778
Accrued salaries	37,500	1,175,000
Total due to Ralph Hofmeier	55,278	1,192,778

Irma Velazquez:
Unsecured advances due to officer	15,992	20,992
Accrued salaries	37,500	1,063,000
Total due to Irma Velazquez	53,492	1,083,992
	$108,770	$2,276,770

Unsecured advances due to officers represent unreimbursed Corporation expenses paid by the officers on behalf of the Corporation. These advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts earned for services rendered in accordance with the employment agreements for the Corporation’s Chief Executive Officer and Chief Operating Officer but were unpaid as of December 31, 2019.  On January 9, 2020, settlement and release agreements were signed by Ralph Hofmeier and Irma Velazquez regarding the accrued compensation due to each of them. Ralph Hofmeier received 1,022,095 common shares and 2,002,488 Series A preferred shares in satisfaction of $1,175,000 of accrued salaries. Irma Velazquez received 1,022,095 common shares and 1,778,488 Series A preferred shares in satisfaction of $1,063,000 of accrued salaries.

Energy and Water Development Corp.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

March 31, 2020 and December 31, 2019

Note 6. Other Current Liabilities

Due to/from Commercial Distributor & Services Supplier

During the year ended December 31, 2019, EAWC-TV provided $200,000 of paid services and $100,000 of accrued services plus $13,389 net in interest and remitted $155,537 to vendors in satisfaction of EAWD obligations. EAWD also remitted $358,540 to EAWC-TV. The balance due to EAWC-TV by EAWD at December 31, 2019 was $4,959 in paid charges and $100,000 in unpaid services.

During the three months ended March 31, 2020, EAWC-TV provided $0 of paid services and $75,000 of accrued services plus $117 net in interest and remitted $25,638 to vendors in satisfaction of EAWD obligations. The escrow agent remitted $127,431 to EAWC-TV. The balance due to EAWD by EAWC-TV at March 31, 2020 was $30,452 in paid charges and $125,000 in unpaid services.

Also during the three months ended March 31, 2020, the Company engaged an escrow agent to receive funds and make disbursements of company funds held in escrow.  During the quarter the escrow agent accepted $201,000 from lenders who acquired convertible notes and paid $73,569 of company expenses on behalf of EAWD, forwarding the remaining funds of $127,431 to EAWC-TV to manage for EAWD.

Customer deposit

In addition to providing management services and disbursement processing to EAWD as described above, EAWC-TV also functions as a distributor of EAWD products and engineering services.  EAWC-TV, having secured EAWD’s first customer, has placed a $550,000 order for a solar powered atmospheric water generator (“AWG”) for one of its customers.  EAWC-TV and the Company agreed to accept a $303,742 reduction in the balance owed by EAWD to EAWC-TV as a deposit with EAWD related to this order.  The deposit will be satisfied through delivery of the equipment when performance has occurred.  The equipment is being built in Germany.

Investor deposit

On December 16, 2019, the Company received $10,000 from a potential investor to purchase 50,000 shares of the Company’s common stock.  The Company has not received the required signed and completed subscription stock purchase agreements and accordingly has not issued the shares.  This deposit is recorded in the balance sheet as a transaction deposit until instructions are formalized and signed purchase documents are received.

Note 7. Convertible Loans Payable

As of March 31, 2020 and December 31, 2019, the balance of convertible loans payable net of discount was $394,036 and $243,923, respectively of which convertible loans held by shareholders amounted to $242,611 and $203,923. The convertible loans were issued in several different forms as discussed below.

Convertible loans

From December 2015 through December 2018, the Company issued convertible loans payable to an aggregate of 11 note holders, raising $586,825. These convertible loans were due on demand, unsecured, have no maturity date and were generally non-interest bearing although a few of the notes provide for 2% interest. During the year ended December 31, 2019, by mutual agreement between the Company and the debt holders, an aggregate of $546,824 of outstanding convertible debt was converted into 4,877,350 common shares of the Company at a conversion price ranging from $0.10 - $1.00 per share. In addition, the Company has issued 40,000 conditional shares to several note holders pending paperwork to complete the conversion. As of March 31, 2020 and December 31, 2019, the Company had outstanding convertible loans in this form of $40,000 and $40,000, respectively.

Energy and Water Development Corp.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

March 31, 2020 and December 31, 2019

Note 7. Convertible Loans Payable (continued)

Convertible loans with beneficial conversion feature

During the first quarter of 2019, the Company issued two convertible loans payable which totaled $98,000. The convertible loans payable are due on February 19, 2020, accrue interest at 0-2% per annum and are convertible into 1,960,000 shares of the Company’s common stock at $0.05 per share which is a discount to the market price on the date of the issuance (beneficial conversion feature). After performing an analysis of the conversion option under ASC Topic 815, “Derivatives and Hedging” and determining that the instrument does not qualify for derivative accounting treatment. The Company therefore performed an analysis if the conversion option was subject to a beneficial conversion feature and determined that it was.  Accordingly, the Company recorded a debt discount of $98,000 for the value of the beneficial conversion feature.  For the three months ended March 31, 2020 and 2019 the Company amortized debt discount of $8,148 and $0, respectively. As of March 31, 2020 and December 31, 2019, the Company had outstanding convertible loans net of the beneficial conversion feature of $98,000 and $98,000, respectively.

As discussed further below, on August 7, 2019, the Company entered into a $110,000 8% unsecured, convertible note that contained an embedded derivative which made the number of shares to be issued under the notes to be indeterminate.  Due to the fact that the number of shares issuable are indeterminate, the equity environment was tainted, and the convertible notes are included in the value of the derivative.  On August 7, 2019, the date the equity environment became tainted, the Company recorded a reduction to additional paid in capital in the amount of $559,300 in connection with the initial valuation of the derivative liability of the convertible notes based on the Black Scholes Merton pricing model.

The fair value of the embedded derivatives was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	08/07/19	12/31/19	3/31/2020

(1) dividend yield of	0%	0%	0%
(2) expected volatility of	232.19%	98.05%	206.67%
(3) weighted average risk-free interest rate of	1.75%	1.48%	0.15%
(4) expected life of	.46 years	0.06 years	0.01 years
(5) estimated fair value	$0.2847	$0.1450	$0.06

As of March 31, 2020 and December 31, 2019 the outstanding derivative liability related to these convertible notes was $148,651 and $284,318, respectively. During the three months ended March 31, 2020 and 2019, the Company recorded a reduction of $135,667 and $0, respectively, related to the change in fair value on the convertible notes.

As discussed in Note 11, on May 14, 2020 this debt ($98,000) was converted into 1,960,000 common shares.

Convertible loans with a variable conversion feature

On August 7, 2019, the Company entered into an $110,000 8% convertible note to provide interim financing.  The note bears interest at the rate of 8% per annum. All interest and principal must be repaid before or on August 7, 2020. The note is convertible into common stock, at the holder’s option, at a price equal to 70% of the lowest closing bid price of the common stock during the 20 trading day period prior to conversion. In the event the Company prepays the note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by:

(i)

115% if prepaid during the period commencing on the closing date through 60 days thereafter,

(ii)

120% if prepaid 61 days following the closing through 120 days following the closing, and

(iii)

135% if prepaid 121 days following the closing through 180 days following the closing.

After the expiration of 180 days following the date of the Note, the Company has no right of prepayment.

The Company has identified the embedded derivatives related to the above described note. This embedded derivative included variable conversion features. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivative as of the inception date of the note and to fair value as of each subsequent reporting date.

Energy and Water Development Corp.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

March 31, 2020 and December 31, 2019

Note 7. Convertible Loans Payable (continued)

At the inception of the note, the Company determined the aggregate fair value of $183,809 of embedded derivatives which resulted in a $73,809 loss from fair value charged to current period operations. The fair value of the embedded derivatives was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	08/07/19	12/31/19

(1) dividend yield of	0%	0%
(2) expected volatility of	316.63%	215.22%
(3) weighted average risk-free interest rate of	1.75%	1.60%
(4) expected life of	1.00 years	0.72 years
(5) estimated fair value	$0.2983	$0.1409

The Company recorded $110,000 as a derivative liability discount at inception. At December 31, 2019, the Company determined the aggregate fair value of the embedded derivatives had fallen to $129,477 which resulted in a $54,332 change in fair value credited to current period operations. As of March 31, 2020 and December 31, 2019 the outstanding derivative liability related to these convertible notes was $24,006 and $129,477, respectively.

For the three months ended March 31, 2020 and 2019 the Company amortized debt discount of $42,831 and $0, respectively. Also during the three months ended March 31, 2020, the loan holder on three occasions converted in aggregate, $38,500 of convertible debt into 691,522 common shares at pricing ranging from $0.49 to $0.91.  These conversions were fair valued to determine the reduction of the derivative liability associated with the conversions. As of March 31, 2020 and December 31, 2019, the Company had outstanding convertible loans net of the debt discount of $43,791 and $39,460, respectively.

The fair value of the conversions was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	Conversion	3/31/20

(1) dividend yield of	0%	0%
(2) expected volatility of	105.64-237.28%	215.22%
(3) weighted average risk-free interest rate of	0.37-1.58%	0.15%
(4) expected life of	0.41-0.49 years	0.35 years
(5) estimated fair value	$0.2983	$0.1409

Convertible loans with a variable vested conversion feature, Original Issue Discount

On January 23, 2020 and February 27, 2020 the Company entered into two $60,000 8% convertible note with original issue discount to provide interim financing.  The note bears interest at the rate of 8% per annum. All interest and principal must be repaid before or on January 24, 2021 and February 28, 2021. The note is convertible into common stock, at the holder’s option after a one year vesting period, at a price equal to 70% of the lowest closing bid price of the common stock during the 20 trading day period prior to conversion. In the event the Company prepays the note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by:

(i)

120% if prepaid during the period commencing on the closing date through 90 days thereafter,

(ii)

125% if prepaid 91 days following the closing through 120 days following the closing,

(iii)

130% if prepaid 121 days following the closing through 150 days following the closing, and

(iv)

135% if prepaid 151 days following the closing through 180 days following the closing.

After the expiration of 180 days following the date of the Note, the Company has no right of prepayment.

For the three months ended March 31, 2020 and 2019 the Company amortized original issue discount of $1,388 and $0, respectively.

As of March 31, 2020 and December 31, 2019, the Company had outstanding convertible loans with variable vested conversion feature net of the debt discount of $111,389 and $0, respectively.

Energy and Water Development Corp.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

March 31, 2020 and December 31, 2019

Note 7. Convertible Loans Payable (continued)

Derivative liability

The Company’s derivative liability consists of transactions discussed in the previous loan category (Convertible loans with a variable conversion feature) and loan category (Convertible loans with beneficial conversion).

A summary of transactions follows:

Fair value as of December 31, 2018	$—
Fair value on the date of issuance recorded as debt discount	183,809
Fair value on the date of issuance recorded as loss on derivative	(73,809)
Gain on change in fair value of derivatives	(255,505)
Reclassification of tainted notes to derivative	559,300
Fair value as of December 31, 2019	413,795
Debt Discount from Derivatives	109,879
Reclassification of equity to liability for Derivatives	54,159
Amortization of debt discount from derivatives	6,544
Change in fair value of derivatives	(322,948)
Derivative settled upon conversion of debt	(23,940)
Fair value as of March 31, 2020	$237,489

Convertible loans with purchase option

In November of 2019, the Company entered into convertible loans with 2 lenders totaling $122,000.  These loans provide for a six month maturity, which may be extended up to one year, do not pay interest, and may be converted any time following the six month anniversary at a fixed price of $0.10 per share and fixed shares.  One loan for $55,000, one of the above 2 loans, became convertible on February 19, 2020.

The loans also provide a purchase option to acquire an additional matching number of shares as results from a conversion at the same $0.10 per share price. The fair value of the purchase options originated in 2020 was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	Purchase Option

(1) dividend yield of	0%
(2) expected volatility of	228.56-242.12%
(3) weighted average risk-free interest rate of	0.15-1.53%
(4) expected life of	0.63-1.00 years
(5) estimated fair value	$0.0365-$0.0773

As of March 31, 2020 and December 31, 2019, the Company had outstanding convertible loans with purchase options net of debt discount of $72,981 and $74,611, respectively. As of March 31, 2020 and December 31, 2019 the outstanding derivative liability related to these convertible notes was $32,880 and $0, respectively.

During February and March 2020, the Company entered into additional convertible loans with purchase options with seven lenders totaling $97,000. These loans provide for a six month maturity, which may be extended up to one year, do not pay interest, and may be converted any time following the six month anniversary at a fixed price of $0.10 per share and fixed shares. The fair value of the purchase options originated in 2020 was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	Purchase Option

(1) dividend yield of	0%
(2) expected volatility of	171.81-208.49%
(3) weighted average risk-free interest rate of	0.53-1.56%
(4) expected life of	0.50 years
(5) estimated fair value	$0.0365-$0.0873

Energy and Water Development Corp.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

March 31, 2020 and December 31, 2019

Note 7. Convertible Loans Payable (continued)

As of March 31, 2020 and December 31, 2019, the Company had outstanding convertible loans net of debt discount, with the seven lenders of $27,875 and $0, respectively. As of March 31, 2020 and December 31, 2019 the outstanding derivative liability related to these convertible notes was $31,952 and $0, respectively. Further, borrowings for the three months ended March 31, 2020, of $97,000 were net of associated debt discount of $91,675, plus an additional $18,204 adjusting a note issued in 2019. Total debt discount for the three months ended March 31, 2020 was $109,879.

Note 8. Stockholders’ Deficit

During the three months ended March 31, 2020 the Company engaged in the following equity transactions:

·

issued 3,780,976 shares of preferred series A stock and 2,044,190 shares of common stock to our Chief Executive and Chief Operating officers in exchange for $2,238,000 in accrued salaries, collectively,

·

issued 691,522 common shares for conversion of $38,500 of convertible debt as discussed in Note 7,

·

issued 46,789 common shares for interest and fees, and

·

removed $23,940 of derivative for converted debt, and

·

recorded $54,159 for reclassification of equity to liability for derivatives. Insufficient shares of common stock resulting in tainting of warrants which changed the valuation creating a derivative liability.

Issuance of Series A Preferred Stock

On January 30, 2020 the articles were amended to authorize 3,780,976 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following highlights of rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.

Dividends.  Series A Preferred Stock shall be treated pari passu with Common Stock except that the dividend on each share of Series A Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Rate.

2.

Liquidation, Dissolution, or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Series A Preferred Stock shall be treated pari passu, with Common Stock except that the payment on each share of Series A Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate.

3.

Voting.  On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Series A Preferred Stock held by such holder as of the record date for determining shareholders entitled to vote on such matter multiplied by the Conversion Rate. Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

4.

Conversion Rate and Adjustments.

a.

Conversion Rate.  The “Conversion Rate” shall be five (5) shares of Common Stock (as adjusted pursuant to this Section 4) for each share of Series A Preferred Stock.

Energy and Water Development Corp.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

March 31, 2020 and December 31, 2019

Note 9. Stock Option Plan

On January 2, 2012, the Corporation’s Board of Directors approved the creation of the 2012 Non-Qualified Stock Option Plan (the “2012 Plan”). The 2012 Plan provides for the issuance of incentive stock options to designated employees, certain key advisors and non-employee members of the Board of Directors with the opportunity to receive grant awards to acquire, in the aggregate, up to 5,000,000 shares of the Corporation’s common stock.

A summary of information regarding the Corporation’s common stock options outstanding is as follows:

Weighted
Average
		Weighted	Remaining
	Number of	Average	Contractual
	Shares	Exercise Price	Term (Years)
Outstanding at December 31, 2018	2,200,000	$0.10	2.0
Issued	—	—	—
Exercised	—	—	—
Outstanding at December 31, 2019	2,200,000	0.10	1.0
Issued	—	—	—
Exercised	—	—	—
Outstanding at March 31, 2020	2,200,000	$0.10	.75

The above outstanding options were granted on January 1, 2012, to a former Corporation’s executive. The options were fully vested and exercisable at December 31, 2016. Accordingly, during the three months ended March 31, 2020 and 2019, the Corporation did not recognize any stock-based compensation expense.

Note 10. Commitments and Contingencies

Commitments

Employment Agreements

The Corporation entered into employment agreements with its Chief Executive Officer, Mr. Ralph Hofmeier, and its Chief Operating Officer, Ms. Irma Velazquez (collectively the “Employment Agreements”), effective January 1, 2012. Under the Employment Agreements, the Corporation will pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Corporation’s Board of Directors. The Employment Agreements each has initial terms of ten (10) years and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

Lease

Effective January 1, 2020 the Company established its 7901 4th Street N STE# 4174 St Petersburg FL 33702 as the official corporate address.

Contingencies

From time to time, the Corporation may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, the Corporation’s management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on its consolidated operating results, financial position or cash flows.

Energy and Water Development Corp.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

March 31, 2020 and December 31, 2019

Note 10. Commitments and Contingencies (continued)

Litigation

Norwood - Action proceeding on concluded litigation, Case Number 10-58982 CA 09 – Miami-Dade County, FL Circuit Court. Nick Norwood vs. Eurosport Active World Corp. and Ralph Hofmeier. The case is resolved. An Agreed Stipulation for Final Judgement was entered into by the plaintiff, Nick Norwood and the Company and Ralph Hofmeier in November 2013 in the total amount (as of that date) of $107,872, which has been entered in the public records against the Company plus approximately $34,000 of accrued statutory interest. On June 2, 2020, the Company paid $107,872 and settled the judgement with the plaintiff.

CocoGrove – The nature of the litigation was for breach of a lease agreement. This case is concluded with a judgement against the Company in July 2010 for $84,393 plus 6% interest. There have been no efforts to seek collection of this judgement. Management intends to settle this judgement when it is in a financial position to make a payment.

Note 11. Subsequent Events

·

On April 8, 2020 and June 11, 2020, the Company entered into two convertible notes for $60,000 and $48,000 respectively with an equity lender, that accrues 8% interest, matures in one year and are convertible at various rates based on 70% of market price of the common shares trailing 20 days.  The Company raised $108,000 net of $10,000 of original issue discount.

·

In April and May of 2020, the Company issued in three separate transactions, a total of 1,865,366 shares of common stock to a lender to convert an aggregate of $71,500 of debt, which fully satisfied the Company’s obligation to the lender.

·

On May 14, 2020, the Company issued 1,960,000 shares of common stock to a lender to convert $98,000 of debt which fully satisfied the Company’s obligation to the lender.

·

Also on May 14, 2020, the Company issued 275,000 shares of common stock to a lender to convert $55,000 of debt. This lender also chose to exercise his modified note option to purchase additional shares at $0.10 per share, an additional 275,000 shares of common stock for $27,500. These transactions fully satisfied the Company’s obligation to the lender.

·

On June 2, 2020, the Company satisfied and discharged its obligations with respect to the Norwood Judgment discussed in Note 10, and a Satisfaction of Judgment by Clerk Pursuant to F.S. 55.141 was filed by the Clerk on June 3, 2020. The amount paid was $107,872.

·

Between June 17 and July 7, 2020, the Company issued an aggregate 430,000 shares of common stock to lenders to convert $19,000.00 of debt and their notes options to purchase additional shares at $0.10 per share. These transactions fully satisfied the Company’s obligation to such lenders.

·

On June 23, 2020, the Company issued to an Investor 1,111,111 shares of common stock for the purchase of shares at a total purchase price of $50,000.00, we also issued 250,000 shares of common stock as payment for services agreement worth an aggregate $25,000.00 and, 2,250,000 shares of common stock as payment under for a purchase data agreement for an aggregate of $250,000.00.

·

Between July 15 and July 23, 2020, the Company, in a series of ten separates transactions, issued a total of 2,525,000 common shares to investors who chose to partially exercise their modified note option to purchase additional shares for $0.10. The investors converted $141,000 in debt into 1,075,000 common shares and purchased 1,450,000 common shares for $142,000 at prices ranging from $0.10 - $.020 per share.

·

Norwood - Action proceeding on concluded litigation, Case Number 10-58982 CA 09 – Miami-Dade County, FL Circuit Court. Nick Norwood vs. Eurosport Active World Corp. and Ralph Hofmeier. The case is resolved. An Agreed Stipulation for Final Judgment was entered into by the plaintiff, Nick Norwood and the Company and Ralph Hofmeier in November 2013 in the total amount (as of that date) of $107,872, which has been entered in the public records against the Company plus approximately $34,000 of accrued statutory interest. On June 2, 2020, the Company paid $107,872 and settled the judgment with the plaintiff.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Energy and Water Development Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Energy and Water Development Corp. and its subsidiaries (formerly Eurosport Active World Corp.) (collectively, the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2018.

Houston, Texas

April 14, 2020, except for Note 12 which is dated June 24, 2020

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Consolidated Balance Sheets

	December 31,
	2019	2018

ASSETS
CURRENT ASSETS:
Prepaid expenses	$30,375	$—
TOTAL CURRENT ASSETS	30,375	—

TOTAL ASSETS	$30,375	$—

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,137,446	$861,222
Customer/investor deposit (Note 6)	313,742	—
Due to affiliate distributor (Note 6)	4,959	298,313
Convertible loan payables, net of discount (Note 7)	243,923	586,825
Due to officers (Note 5)	2,276,770	1,994,168
Derivative liability	413,795	—
TOTAL CURRENT LIABILITIES	4,390,635	3,740,528

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' DEFICIT:
Preferred stock, par value $.001 per share; 500,000,000 shares authorized, no shares issued and outstanding in December 31, 2019 and December 31, 2018, respectively	—	—
Common stock, par value $.001 per share; 1,000,000,000 shares authorized, 93,462,483 and 87,913,933 shares issued and outstanding in December 31, 2019 and December 31, 2018, respectively	93,462	87,914
Additional paid in capital	7,491,197	7,187,862
Accumulated deficit	(11,944,919)	(11,016,304)
TOTAL STOCKHOLDERS' DEFICIT	(4,360,260)	(3,740,528)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$30,375	$—

See accompanying notes to the consolidated financial statements.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2019	2018

GENERAL and ADMINISTRATIVE EXPENSES
Management fees to affiliate	$300,000	$300,000
Officers’ salaries and payroll taxes	322,950	322,950
Professional fees	339,605	225,126
Travel and entertainment	8,082	2,424
Other general and administrative expenses	18,266	22,689
TOTAL GENERAL and ADMINISTRATIVE EXPENSES	988,903	873,189

LOSS FROM OPERATIONS	(988,903)	(873,189)

OTHER INCOME
Change in fair value of derivative	255,505	—
Interest income (expense), net	(195,217)	71,744
TOTAL OTHER INCOME	60,288	71,744

LOSS BEFORE TAXES	(928,615)	(801,445)

TAXES	—	—

NET LOSS	$(928,615)	$(801,445)

Loss per share - Basic and diluted	$(0.01)	$(0.01)

Weighted average number of shares outstanding - Basic and diluted	91,264,815	87,849,554

See accompanying notes to the consolidated financial statements.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Consolidated Statement of Changes in Stockholders’ Deficit

For the years ended December 31, 2019 and 2018

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

BALANCE AT DECEMBER 31, 2017	87,201,863	$87,202	$6,476,504	$(10,214,859)	$(3,651,153)

Common stock issued to satisfy related party liability	712,070	712	84,736	—	85,448
Capital contribution on settlement of related party liability	—	—	626,622	—	626,622
Net loss	—	—	—	(801,445)	(801,445)
BALANCE AT DECEMBER 31, 2018	87,913,933	$87,914	$7,187,862	$(11,016,304)	$(3,740,528)
Sale of common stock	211,200	211	42,989	—	43,200
Common stock issued for services	420,000	420	125,580	—	126,000
Common stock issued to satisfy convertible debt	4,877,350	4,877	541,947	—	546,824
Conditional shares issued to debt holders	40,000	40	(40)	—	—
Beneficial conversion feature	—	—	98,000	—	98,000
Reclassification of tainted notes	—	—	(559,300)	—	(559,300)
Debt discount	—	—	54,159	—	54,159
Net loss	—	—	—	(928,615)	(928,615)
BALANCE AT DECEMBER 31, 2019	93,462,483	$93,462	$7,491,197	$(11,944,919)	$(4,360,260)

See accompanying notes to the consolidated financial statements.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2019	2018

CASH FLOW FROM OPERATING ACTIVITIES:
NET LOSS	$(928,615)	$(801,445)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES:
Amortization of debt discount	136,082	—
Bad debt (recovery) expense (Note 4)	—	(39,148)
Common stock issued for services	126,000	—
Change in fair value of derivative liability	(255,505)	—
Reversal of contingent liability	—	(42,000)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(30,375)	—
Accounts payable and accrued expenses	276,224	562,593
Accrued management fees and due to/from officers	282,602	300,000
Other current liabilities	313,742	—
Due to affiliates	(293,355)	—
Net cash used in operating activities	(373,200)	(20,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipts from affiliates	—	—
Net cash provided by (used in) investing activities	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible debentures	330,000	20,000
Proceeds from sale of stock	43,200	—
Net cash provided by financing activities	373,200	20,000

NET CHANGE IN CASH	—	—

CASH AT THE BEGINNING OF THE PERIOD	—	—
CASH AT THE END OF THE PERIOD	$—	$—

Supplemental schedule of non-cash investing and financing activities:
Common stock issued to satisfy related party liability	$—	$85,448
Capital contribution on settlement of related party liability	$—	$626,622
Derivative liability discount	$110,000	$—
Debt discount related to beneficial conversion feature	$98,000	$—
Debt discount related to warrant purchase option	$54,159	$—
Conditional shares issued to debt holders	$40	$—
Common stock issued to satisfy convertible debt	$546,824	$—
Reclassification of tainted notes	$559,300	$—

See accompanying notes to the consolidated financial statements.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 1. Incorporation and Nature of Operations

Energy and Water Development Corp.  (formerly Eurosport Active World Corp.) (the “Corporation”, “Company” or “EAWD”), was incorporated under the laws of the State of Florida on December 12, 2007.  In September, 2019, the Company changed its name from Eurosport Active World Corp. to Energy and Water Development Corp. to better present the Company’s purpose and business sector.  We are an engineering services company formed as an outsourcing green tech platform, seeking to exploit renewable energy and water technologies.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Energy and Water Development Corp. (formerly Eurosport Active World Corp.) and its wholly-owned subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the periods presented have been reflected herein.

Certain reclassifications have been made in Fiscal 2018 results to conform to the presentation used in Fiscal 2019.  These reclassifications had no effect on the reported results of operations of the Company.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include estimates relating to the determination of impairment of assets, assessment of going concern, the useful life of property and equipment, the determination of the fair value of stock-based compensation, and the recoverability of deferred income tax assets.

Cash and Cash Equivalents

The Company considers short-term interest-bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash and cash equivalents at December 31, 2019 and 2018.

Fair Value of Financial Instruments

Prepaid, Other Current Assets, Accounts Payable Accrued Expenses, Accrued Salaries, complex conversion features in note instruments and Other Current Liabilities.

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date.  A fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value.

Described below are the three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities,

Level 2 – Observable prices that are based on inputs not quoted on active markets, but corroborated by market data,

Level 3 – Unobservable inputs are used when little or no market data is available.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

The application of the three levels of the fair value hierarchy under ASC Topic 820-10-35, our derivative liabilities as of December 31, 2019 and December 31, 2018, were $413,795 and $0, respectively and measured on Level 3 inputs.

Income Taxes

Income taxes are accounted for under the asset and liability method as stipulated by ASC 740, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by the use of the valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized.

ASC 740 provides interpretative guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In the unlikely event that an uncertain tax position exists in which the Corporation could incur income taxes, the Corporation would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. A liability for uncertain tax positions would then be recorded if the Corporation determined it is more likely than not that a position would not be sustained upon examination or if a payment would have to be made to a taxing authority and the amount is reasonably estimable.

As of December 31, 2019 and 2018, the Corporation does not believe any uncertain tax positions exist that would result in the Corporation having a liability to the taxing authorities. The Corporation’s policy is to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of interest expense and general and administrative expense, respectively, in the consolidated statement of operations. The Corporation’s tax returns for the years ended 2012 through 2018 are subject to examination by the federal and state tax authorities. The Corporation’s tax returns for the tax year ended 2019 have not been filed.

Stock-Based Payments

In June 2018, the FASB issued ASU 2018-07, “Improvements to Non-Employee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to non-employees for goods and services by expanding the scope of ASC Topic 718, “Compensation – Stock Compensation”. The guidance is effective for public companies for fiscal years, and interim fiscal periods within those fiscal years, beginning after December 15, 2018. The adoption of ASU 2018-07 did not have a significant impact on the Company’s consolidated financial statements.

The Corporation follows ASC 718, “Compensation – Stock Compensation”, in accounting for its stock-based payments. This standard states that compensation cost or the value of stock issued for services is measured at the grant date based on the value of the stock granted and is recognized over the vesting or service period.

Loss Per Common Share

The Corporation accounts for earnings (loss) per share in accordance with FASB ASC Topic No. 260 - 10, “Earnings Per Share”, which establishes the requirements for presenting earnings per share (“EPS”). FASB ASC Topic No. 260 - 10 requires the presentation of “basic” and “diluted” EPS on the face of the statement of operations. Basic EPS amounts are calculated using the weighted-average number of common shares outstanding during each period. Diluted EPS assumes the exercise of all stock options, warrants and convertible securities having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method. When a loss from operations exists, potential common shares are excluded from the computation of diluted EPS because their inclusion would result in an anti-dilutive effect on per share amounts.

For the years ended December 31, 2019 and 2018, an aggregate of 2,200,000 stock options to purchase shares of common stock were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (continued)

As discussed more fully in Note 6, convertible note holders have the option of converting their loans into common shares commencing on February 19, 2019, the completion of an approved S-1 registration of its common shares. Some note holders were also granted warrants to purchase additional shares, however these warrants expired after one year from the date of the note. Convertible note holders began exercising their conversion feature in Q2 2019 and as of December 31, 2019, had converted $546,824 of debt into 4,877,350 common shares. If the remaining convertible note holders of unexercised notes exercised their conversion feature and additional purchase option, they would represent 5,380,000 and 4,917,350 in additional common shares at December 31, 2019 and December 31, 2018, respectively.  The potential shares from both the conversion feature and the rights to purchase additional shares were excluded from the computation of diluted net loss per share, as the inclusion of such shares would be anti-dilutive.

Related Party Transactions

A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. A related party is generally defined as:

(i)	any person that holds 10% or more of the Company’s securities including such person’s immediate families,
(ii)	the Company’s management,
(iii)	someone that directly or indirectly controls, is controlled by or is under common control with the Company, or
(iv)	anyone who can significantly influence the financial and operating decisions of the Company.

Note 3. Recently Issued Accounting Standards

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Corporation’s future consolidated financial statements. The following are a summary of recent accounting developments.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) to increase transparency and compatibility among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Topic 842 affects any entity that enters into a lease, with some specific scope exceptions. The guidance in this update supersedes Topic 840, Leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For public companies, the amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of ASU No. 2016-02 will have no impact on our financial statements.

Note 4. Going Concern

The Company has received a deposit on its first order, which it has not yet delivered, consequently it has recognized no revenue.  The Company has incurred operating losses since it began operations (December 2012) totaling $11,944,919 at December 31, 2019. During the year ended December 31, 2019, the Corporation incurred net losses of $928,615. The Company also incurred a working capital deficit of $4,360,260 at December 31, 2019.

These factors raise substantial doubt regarding the Corporation’s ability to continue as a going concern. The ability of the Corporation to continue as a going concern depends upon its ability to obtain funding to finance operating losses until the Corporation is profitable. The Corporation expects to be financed through equity capital, debt financing or from deposits related to purchases orders on proposals pending customer acceptance.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 4. Going Concern (continued)

In the event the Corporation does not generate sufficient funds from issuance of common stock, debt financing or purchase orders, it may be unable to fully implement its business plan and pay its obligations as they become due, any of which circumstances would have a material adverse effect on its business prospects, financial condition, and results of operations. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 5. Related Party Transactions

Due to officers

Amounts due to officers as of December 31, 2019 and 2018 are comprised of the following:

	2019	2018
Ralph Hofmeier:
Unsecured advances due to officer	$17,778	$17,678
Accrued salaries	1,175,000	1,025,000
Total due to Ralph Hofmeier	1,192,778	1,042,678

Irma Velazquez:
Unsecured advances due to officer	20,992	38,490
Accrued salaries	1,063,000	913,000
Total due to Irma Velazquez	1,083,992	951,490
	$2,276,770	$1,994,168

Unsecured advances due to officers represent unreimbursed Corporation expenses paid by the officers on behalf of the Corporation. These advances are non-interest bearing and are due on demand.

Accrued salaries represent amounts earned for services rendered in accordance with the employment agreements for the Corporation’s Chief Executive Officer and Chief Operating Officer but unpaid as of December 31, 2019 and 2018.  As discussed further in Note 10, on January 9, 2020, accrued salaries totaling $2,238,000 were paid with the issuance of 2,044,190 shares of common stock and 3,780,976 shares of Series A preferred stock.

Due to affiliate

Effective February 1, 2013, the Corporation entered into an exclusive 10 year Technology Transfer Agreement and License Agreement (the “Technology Transfer and License Agreement”) with Swiss Water Tech Research & Development S.A. (SWATE), an entity owned and controlled by the Corporation’s Chief Executive Officer and Chief Operating Officer who are the primary beneficiaries. Under the terms of the agreement, SWATE:

·	will transfer to the Corporation the license to manufacture products developed by SWATE;
·	will provide all know-how and technical assistance necessary for the exploitation of their licensed patents and the manufacture of certain products; and
·	will grant the Corporation the use of certain related trademarks.

During the ensuing years, the Corporation did not generate any revenue as a result of the products and licenses related to the Technology Transfer and License Agreement, accordingly the Corporation was only required to pay to SWATE a minimum annual royalty fee stipulated in the agreement. During 2013 the Corporation accrued the minimum fee of approximately $542,000 in accordance with the terms of the agreement, which was settled in 2014. Subsequently, SWATE waived licenses fees for the years ended December 31, 2014, 2015, 2016 and 2017.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 5. Related Party Transactions (continued)

On January 5, 2018, the parties terminated the Technology Transfer and License Agreement. Further, it was agreed that the Company was entitled to manufacture the products only and exclusively for the concept of waste to energy without having to pay any further royalties until February 1, 2023. Effective with the termination of the Technology Transfer and License Agreement, all commercial activities between SWATE and the Company ceased.

Effective February 1, 2013, the Corporation also entered into an International Service Contract with SWATE (the “SWATE Service Contract”). Under this agreement, SWATE provided operations management, engineering and technical services to the Corporation. The SWATE Service Contract has a term of five years, and provides for a monthly service fee of $35,000, plus out-of-pocket expenses.

On November 1, 2016, SWATE and the Corporation executed a Termination of its International Services Contract effective from December 31, 2016. It was further agreed that the outstanding balance at December 31, 2016 of $712,070 would be settled with the issuance of 712,070 restricted common shares of the Company. EAWC issued 712,070 shares on February 2, 2018, which were fair valued at $85,448.  The difference of $626,622 was accounted for as a capital contribution from a related party.

Note 6. Other Current Liabilities

Due to Commercial Distributor & Service Provider

Effective January 2017 the Company engaged EAWC Tecnologias Verdes, SA (“EAWC-TV”) to provide management services, including disbursement processing for $25,000 per month, totaling $300,000 annually. During the first quarter of 2017 and prior, EAWC-TV had been a borrower from EAWD. But starting in the second quarter of 2017 EAWC-TC began repaying EAWD. The balance due to at December 31, 2017 had decreased to $116,643. In April 2018, EAWC-TV completed the repayment of all funds previously borrowed from EAWD and continued to remit its own funds to EAWD suppliers on behalf of EAWD and in satisfaction of EAWD obligations to its suppliers. During the year ending December 31, 2018, EAWC-TV provided $300,000 of services plus $3,620 net in interest and remitted $170,483 to vendors in satisfaction of EAWD obligations. EAWD also remitted $20,000 to EAWC-TV. The balance due to EAWC-TV by EAWD at December 31, 2018 was $298,313.

During the year ended December 31, 2019, EAWC-TV provided $200,000 of paid services and $100,000 of accrued services plus $13,389 net in interest and remitted $155,537 to vendors in satisfaction of EAWD obligations. EAWD also remitted $358,540 to EAWC-TV. The balance due to EAWC-TV by EAWD at December 31, 2019 was $4,959 in paid charges and $100,000 in unpaid services.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 6. Other Current Liabilities (continued)

Customer deposit

In addition to providing management services and disbursement processing to EAWD as described above, EAWC-TV also functions as a distributor of EAWD products and engineering services.  EAWC-TV, having secured EAWD’s first customer, has placed a $550,000 order for a solar powered atmospheric water generator (“AWG”) for one of its customers.  EAWC-TV and the Company agreed to accept a $303,742 reduction in the balance owed by EAWD to EAWC-TV as a deposit with EAWD related to this order.  The deposit will be satisfied through delivery of the equipment when performance has occurred.  The equipment is being built in Germany.

Investor deposit

On December 16, 2019, the Company received $10,000 from a potential investor to purchase 50,000 shares of the Company’s common stock.  The Company has not received the required signed and completed subscription stock purchase agreements and accordingly has not issued the shares.  This deposit is recorded in the balance sheet as a transaction deposit until instructions are formalized and signed purchase documents are received.

Note 7. Convertible Loans Payable

As of December 31, 2019 and 2018, the balance of convertible loans payable net of discount was $243,923 and $586, 825, respectively.  The notes were issued in several different forms as discussed below.

Convertible loans

From December 2015 through December 2018, the Company issued convertible loans payable to an aggregate of 11 note holders, raising $586,825. These convertible loans are due on demand, unsecured, have no maturity date and are generally non-interest bearing although a few of the notes provide for 2% interest. The note holders have the option to convert the loans into 4,917,350 common shares at conversion prices ranging from $1.00 to $.05 per share. The conversion feature is exercisable for one year after the issuance date of the note. For older notes with expired conversion options, management granted an extension as requested.

These convertible loans, issued in 2018 and prior, were determined to be solely debt without an equity portion as the Company has determined that these conversion options issued are not beneficial. As such, these convertible debentures have no equity portion and are presented as loans payables in the financial statements. The transaction price for these loans payable reflects the fair value of the instruments issued.

During the year ended December 31, 2019, by mutual agreement between the Company and the debt holders, an aggregate of $546,824 of outstanding convertible debt was converted into 4,877,350 common shares of the Company at a conversion price ranging from $0.10 - $1.00 per share. In addition, the Company has issued 40,000 conditional shares to several note holders pending paperwork to complete the conversion. As of December 31, 2019 and December 31, 2018, the Company had outstanding convertible loans in this form of $40,000 and $586,825, respectively.

Convertible notes with beneficial conversion feature

During the first quarter of 2019, the Company issued two unsecured, convertible loans payable one for $50,000 and one for $48,000 which are due on February 19, 2020.  The $50,000 note accrues no interest whereas the $48,000 note accrues interest at 2% per annum.  Combined, the notes are convertible into 1,960,000 shares of the Company’s common stock at $0.05 per share which is a discount to the market price on the date of the issuance (beneficial conversion feature). After performing an analysis of the conversion option under ASC Topic 815, “Derivatives and Hedging” and determined that the instrument does not qualify for derivative accounting treatment. The Company therefore performed an analysis if the conversion option was subject to a beneficial conversion feature and determined that it was.  Accordingly, the Company recorded a debt discount of $98,000 for the value of the beneficial conversion feature.  For the year ended December 31, 2019 and 2018 the Company amortized debt discount of $89,852 and $0, respectively. As of December 31, 2019 and December 31, 2018, the Company had outstanding convertible loans with a beneficial conversion feature of $98,000 and $0, respectively, less unamortized debt discount of $8,148 and $0, respectively.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 7. Convertible Loans Payable (continued)

As discussed further below, on August 7, 2019, the Company entered into an $110,000 8% unsecured, convertible note that contained an embedded derivative which made the number of shares to be issued under the notes to be indeterminate.  Due to the fact that the number of shares issuable are indeterminate, the equity environment was tainted, and the convertible notes are included in the value of the derivative.  On August 7, 2019, the date the equity environment became tainted, the Company recorded a reduction to additional paid in capital in the amount of $559,300 in connection with the initial valuation of the derivative liability of the convertible notes based on the Black Scholes Merton pricing model.

The fair value of the embedded derivatives was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	08/07/19	12/31/19

(1) dividend yield of	0%	0%
(2) expected volatility of	232.19%	98.05%
(3) weighted average risk-free interest rate of	1.75%	1.48%
(4) expected life of	.46 years	0.06 years
(5) estimated fair value	$0.2847	$0.1450

The derivative liability related to these convertible notes was $413,795 and $0 as of December 31, 2019, and 2018, respectively. During the years ended December 31, 2019 and 2018, the Company recorded a gain of $255,505 and $0, respectively, related to the change in fair value on the convertible notes.

Convertible notes with a variable conversion feature

On August 7, 2019, the Company entered into an $110,000 8%, unsecured, convertible note to provide interim financing.  The note bears interest at the rate of 8% per annum. All interest and principal must be repaid before or on August 7, 2020. The note is convertible into common stock, at the holder’s option, at a price equal to 70% of the lowest closing bid price of the common stock during the 20 trading day period prior to conversion. In the event the Company prepays the note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by:

(i)

115% if prepaid during the period commencing on the closing date through 60 days thereafter,

(ii)

120% if prepaid 61 days following the closing through 120 days following the closing, and

(iii)

135% if prepaid 121 days following the closing through 180 days following the closing.

After the expiration of 180 days following the date of the Note, the Company has no right of prepayment.

The Company has identified the embedded derivatives related to the above described note. This embedded derivative included variable conversion features. The accounting treatment of derivative financial instruments requires that the Company record fair value of the derivative as of the inception date of the note and to fair value as of each subsequent reporting date.

The fair value of the embedded derivatives was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	08/07/19	12/31/19

(1) dividend yield of	0%	0%
(2) expected volatility of	316.63%	215.22%
(3) weighted average risk-free interest rate of	1.75%	1.60%
(4) expected life of	1.00 years	0.72 years
(5) estimated fair value	$0.2983	$0.1409

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 7. Convertible Loans Payable (continued)

At the inception of the note, August 7, 2019, the Company determined the aggregate fair value of the embedded derivatives was $183,809 which resulted in a $73,809 loss from fair value charged to current period operations.  The Company recorded $110,000 as a derivative liability discount at inception. At December 31, 2019, the Company determined the aggregate fair value of the embedded derivatives had fallen to $129,477 which resulted in a $54,332 change in fair value credited to current period operations.  The loss for the period due to change in fair value was $19,477. For the years ended December 31, 2019 and 2018 the Company also had a note balance of $110,000 and $0, respectively, less $70,540 and $0 of unamortized note discount, respectively. As of December 31, 2019 and December 31, 2018, the Company had an outstanding derivative liability of $129,477 and $0, respectively.

Fair value as of December 31, 2018	$—
Fair value on the date of issuance recorded as debt discount	183,809
Fair value on the date of issuance recorded as loss on derivative	(73,809)
Gain on change in fair value of derivatives	(255,505)
Reclassification of tainted notes to derivative	559,300
Fair value as of December 31, 2019	$413,795

Convertible notes with purchase option

On or about November 19, 2019, the Company issued two Non-interest bearing convertible notes aggregating $122,000. The notes mature 1 year from issuance and are convertible into 610,000 shares of common stock or $0.20 per share.  The notes also contained an option to purchase an additional 610,000 for $0.20 per share.  We evaluate the notes under ASC 815-40-25-39 and determined that they were conventional convertible notes as they do not have an adjustable conversion option.

The fair value of the purchase option was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumptions	11/19/19

(1) dividend yield of	0%
(2) expected volatility of	242.12%
(3) weighted average risk-free interest rate of	1.53%
(4) expected life of	1.00 years
(5) estimated fair value	$0.1027

At the inception of the note, the Company determined the relative fair value of the purchase option was $54,159. As of December 31, 2019 and December 31, 2018, the Company had outstanding convertible loans with a purchase option of $122,000 and $0, respectively, less unamortized debt discount of $47,389 and $0, respectively. For the year ended December 31, 2019 and 2018 the Company amortized debt discount of $6,770 and $0, respectively.

Note 8. Shareholders’ Deficit

Preferred Stock

Authorized: 500,000,000 shares of voting preferred stock with a par value of $0.001. No shares issued or outstanding.

Common Stock

Authorized: 1,000,000,000 shares of voting common stock with a par value of $0.0001.

During fiscal 2018, the Company issued 712,070 of common shares to a related party in satisfaction of an outstanding liability. The transaction was valued at $85,448, however, since a related party was involved, $626,622 of value was recorded as a capital contribution.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 8. Shareholders’ Deficit (continued)

During fiscal 2019, the Company sold 211,200 shares of common stock to investors providing $43,200 in proceeds and issued 420,000 shares as payment of $126,000 for services. The Company also issued 4,877,350 shares in satisfaction of $546,824 in convertible notes. In addition, the Company recorded 40,000 valued at $40 in par value of conditional shares issued to shareholders.

Note 9. Stock Option Plan

On January 2, 2012, the Corporation’s Board of Directors approved the creation of the 2012 Non-Qualified Stock Option Plan (the “2012 Plan”). The 2012 Plan provides for the issuance of incentive stock options to designated employees, certain key advisors and non-employees members of the Board of Directors with the opportunity to receive grant awards to acquire, in the aggregate, up to 5,000,000 shares of the Corporation’s common stock.

A summary of information regarding the Corporation’s common stock options outstanding is as follows:

Weighted
Average
		Weighted	Remaining
	Number of	Average	Contractual
	Shares	Exercise Price	Term (Years)
Outstanding at December 31, 2017	2,200,000	$0.10	3.0
Issued	—	—	—
Exercised	—	—	—
Outstanding at December 31, 2018	2,200,000	0.10	2.0
Issued	—	—	—
Exercised	—	—	—
Outstanding at December 31, 2019	2,200,000	$0.10	1.0

The above outstanding options were granted on January 1, 2012, to a former Corporation’s executive. The options vest 20,000 options per month with 2,200,000 being vested and exercisable at December 31, 2018. During the years ended December 31, 2019 and 2018, the Corporation did not recognize any stock-based compensation expense as the options were fully vested at December 31, 2016.

Note 10. Commitments and Contingencies

Commitments

Employment Agreements

The Corporation entered into employment agreements with its Chief Executive Officer, Mr. Ralph Hofmeier, and its Chief Operating Officer, Ms. Irma Velazquez (collectively the “Employment Agreements”), effective January 1, 2012. Under the Employment Agreements, the Corporation will pay each of Mr. Hofmeier and Ms. Velazquez an annual base salary of $125,000 during the first year and $150,000 during the second year and forward. Any increase to the annual base salary after the second year is subject to approval by the Corporation’s Board of Directors. The Employment Agreements each has initial terms of ten (10) years and is automatically renewed for successive one-year terms unless either party delivers timely notice of its intention not to renew.

Lease

On March 1, 2016, the Corporation leased US office space at 3250 Mary Street, Suite 303 Coconut Grove FL 33133 USA from its counsel for monthly rent payments of $300 on a month to month basis. Rent was waived from March 2016 through July 2017. Rent expense in the years ending December 31, 2019 and 2018 amounted to $2,736 and $3,600, respectively.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 10. Commitments and Contingencies (continued)

Contingencies

From time to time, the Corporation may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, the Corporation’s management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on its consolidated operating results, financial position or cash flows.

Litigation

Norwood - Action proceeding on concluded litigation, Case Number 10-58982 CA 09 – Miami-Dade County, FL Circuit Court. Nick Norwood vs. Eurosport Active World Corp. and Ralph Hofmeier. The case is resolved. An Agreed Stipulation for Final Judgement was entered into by the plaintiff, Nick Norwood and the Company and Ralph Hofmeier in November 2013 in the total amount (as of that date) of $107,872, which has been entered in the public records against the Company. As of December 31, 2019, this remains the current situation.

CocoGrove – The nature of the litigation was for breach of a lease agreement. This case is concluded with a judgement against the Company in July 2010 for $84,393 plus 6% interest. There have been no efforts to seek collection of this judgement. Management intends to settle this judgement when it is in a financial position to make a payment.

EAWD vs Packard and Co-Defendant Nick Norwood - Case number 18-031011 CA-01 Miami-Dade County Circuit Court.

The company is requesting the proof of payment for shares issued in 2008.

Note 11. Income Taxes

On December 22, 2017, the US Congress enacted the Tax Cuts and Jobs Act (Tax Reform Legislation), which made significant changes to US federal income tax law affecting us including a reduction in the corporate tax rate to 21% for tax years beginning with 2018. These changes will impact changes in our valuation allowance, components of our tax rate reconciliation and realization of loss carryforwards.

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income. The Company did not have an income tax provision or benefit for the year ended December 31, 2019 and 2018. The Company has incurred losses and therefore has provided a full valuation against net deferred tax assets as December 31, 2019 and 2018.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the year ended December 31, 2019 and 2018 were as follows:

	2019	2018
Income tax benefit at U.S. statutory rate of 21%
Net operating loss carryforward	$(125,809)	$(168,218)
State income tax net of Federal benefits	(26,030)	(34,805)
Adjustment to 2018 NOL carryforward to 21% tax rate	—	1,071,247
Non-deductible expenses	—	—
Change in valuation allowance	151,839	(868,224)

Total provision for income tax	$—	$—

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 11. Income Taxes (continued)

The Company’s approximate net deferred tax assets as of December 31, 2019 and 2018 were as follows:

	2019	2018
Deferred tax assets
Net operating loss carryforward	$2,022,693	$1,870,854
	—	—

Total deferred tax assets	2,022,693	1,870,854
Valuation allowance	(2,022,693)	(1,870,854)

Net deferred tax assets	$—	$—

Net operating loss carry-forwards in the amount of approximately $7.9 million will expire beginning December 31, 2033.

The net change in the valuation allowance for the years ended December 31, 2019 and 2018 was an increase of $151,839 and a decrease of $868,224, respectively. The valuation allowance increased as a result of losses in the current period.

Note 12. Subsequent Events

·

The Company has begun the process of registration for a branch in Hamburg, Germany, but intends to maintain its principal place of business in the United States. The Company has initiated an agreement with Florida Registered Agent LLC to provide a registered address, mail and call forwarding services. The contract is renewable annually.

·

On January 9th, 2020, written consent was signed by board of Directors to amend and restated articles of incorporation of EAWD to provide for 3,780,976 shares of a new class of Series A preferred Stock.  The Series A preferred shares are voting at the conversion rate, receive dividends at the conversion rate and are convertible at 1 Series A share for 5 common shares.

·

On January 9, 2020, settlement and release agreements were signed by Ralph Hofmeier and Irma Velazquez regarding the accrued compensation due to each of them. Ralph Hofmeier received 1,022,095 common shares and 2,002,488 Series A preferred shares in satisfaction of $1,175,000 of accrued salaries. Irma Velazquez received 1,022,095 common shares and 1,778,488 Series A preferred shares in satisfaction of $1,063,000 of accrued salaries.

·

Between February 12, 2020 and March 6, 2020, the Company entered into seven convertible notes with private lenders, that accrue no interest, are unsecured mature in one year and are convertible at $0.10 per share.  The Company raised $97,000 in which can be converted into 970,000 common shares.  The note holders have a warrant to acquire an additional 970,000 shares.

·

On January 23, 2020, February 27, 2020, April 8, 2020, and June 11, 2020 the Company entered into four convertible notes for $60,000, $60,000, $60,000 and $48,000 respectively with an equity lender, that accrues 8% interest, mature in one year and are convertible at variable rates based on 70% of market price of the common shares trailing 20 days.  The Company raised $228,000 net of $20,000 of original issue discount.

·

During February and March 2020, the Company issued a total of 738,311 shares of common stock to lender to convert $38,500 of debt.

·

In April and May of 2020, the Company issued in three separate transactions, a total of 1,865,366 shares of common stock to a lender to convert an aggregate of $71,500 of debt, which fully satisfied the Company’s obligation to the lender.

Energy and Water Development Corp.

(Formerly Eurosport Active World Corp.)

Notes to Consolidated Financial Statements

Note 12. Subsequent Events (continued)

·

On May 14, 2020, the Company issued 1,960,000 shares of common stock to a lender to convert $98,000 of debt which fully satisfied the Company’s obligation to the lender.

·

Also on May 14, 2020, the Company issued 275,000 shares of common stock to a lender to convert $55,000 of debt. This lender also chose to exercise his modified note option to purchase additional shares at $0.10 per share, an additional 275,000 shares of common stock for $27,500. These transactions fully satisfied the Company’s obligation to the lender.

·

On June 2, 2020, the Company satisfied and discharged its obligations with respect to the Norwood Judgment discussed in Note 10, a Satisfaction of Judgment by Clerk pursuant to F.S. 55.141 was filed by the Clerk on June 3, 2020. The amount paid was $107,872.

Part III – EXHIBITS

		Incorporated by Reference			Filed or Furnished
Exhibit #	Exhibit Description	Form	Date Filed	Exhibit #	Herewith

2.1	Amended and Restated Articles of Incorporation	8-K	1/31/2020	3.1
2.6	Bylaws	S-1	8/1/2018	3.2
4.1	Form of Amended and Restated Subscription Agreement	1-A/A	6/25/2020	4.1
6.1	License Agreement with Swiss Water Tech Research and Development S.A.	S-1	10/7/2015	10.1
6.2	International Services Contract with Swiss Water Tech Research and Development S.A.	S-1	10/7/2015	10.2
6.3	Employment Agreement with Ralph M. Hofmeier	S-1	10/7/2015	10.3
6.4	Employment Agreement with Irma Velazquez	S-1	10/7/2015	10.4
6.5	Amendment dated June 29, 2015 to License Agreement with Swiss Water Tech Research and Development S.A.	S-1	8/1/2018	10.5
6.6	Amendment dated January 29, 2016 to License Agreement with Swiss Water Tech Research and Development S.A.	S-1	8/1/2018	10.6
6.7	Termination of International Services Contract with Swiss Water Tech Research and Development S.A. dated November 1, 2016	S-1	8/1/2018	10.7
6.8	Management and Administrative Services Agreement with EAWC Tecnologias Verdes SA DE CV dated January 1, 2017	S-1	8/1/2018	10.8
6.9	Non-Qualified Stock Option Agreement for Brian Misiunas	S-1	8/1/2018	10.9
6.10	March 15, 2015 Commercial Agreement with EAWD Tecnologias Verdes SA de CV	S-1/A	10/15/2018	10.10
6.11	March 15, 2017 revised agreement with EAWC Tecnologias Verdes SA de CV	S-1/A	10/15/2018	10.11
6.12	November 2nd, 2017, contract Award Confirmation for Arriyadh Development Authority (ADA) of Saudi Arabia	S-1/A	10/15/2018	10.12
6.13	March 23, 2017 representation letter agreement with HIS WILL Innovations, LTD a South Africa based company	S-1/A	10/15/2018	10.13
6.14	Termination Agreement with SWATE of the License and Research Agreement	S-1/A	10/15/2018	10.14
6.15	Convertible Debentures	S-1/A	10/15/2018	10.15
6.16	Iraqi Project and Contracting Office Supply Order and Sales Contract dated March 26, 2020	1-A/A	7/14/2020	6.16
6.17	His Will Innovations (South Africa) Sales Contract dated May 8, 2019				*
11.1	Consent of di Santo Law PLLC (contained in Exhibit 12.1)	1-A/A	6/25/2020	11.1
11.2	Consent of MaloneBailey LLP				*
12.1	Opinion of di Santo Law PLLC	1-A/A	6/25/2020	12.1

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in Miami, State of Florida, on July 28, 2020.

Energy and Water Development Corp.

By:	/s/ Ralph Hofmeier
Ralph Hofmeier
Chief Executive Officer and President (Principal Executive Officer)

This Offering Statement has been signed below by the following persons in the capacities and the dates indicated.

Name	Title	Date

/s/ Ralph Hofmeier	Chief Executive Officer, President, and Chairman of the Board (Principal Executive Officer)	July 28, 2020
Ralph Hofmeier

/s/ Irma Velazquez	Chief Operating Officer and Vice Chairman (Principal Financial Officer and Principal Accounting Officer)	July 28, 2020
Irma Velazquez

III-2